EXHIBIT 4.1

Description of Securities Registered Pursuant to
Section 12(g) of the Exchange Act of 1934

As of February 27, 2020 Helix Energy Solutions Group, Inc. (“Helix”) has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our common stock; (2) our convertible senior notes due 2022; and (3) our convertible senior notes due 2023.

Description of Common Stock

The following summary of the common stock of Helix does not purport to be complete, and is subject to and qualified in its entirety by reference to Helix’s 2005 Amended and Restated Articles of Incorporation, as amended (our “Articles of Incorporation”) and Helix’s Second Amended and Restated By-Laws (our “By-Laws”). For a complete description of the terms and provisions of Helix’s equity securities, including its common stock, refer to our Articles of Incorporation and By-Laws, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. You are encouraged to read Helix’s Articles of Incorporation, By-Laws and the applicable provisions of the Minnesota Business Corporations Act (the “MBCA”) for additional information.

Authorized Capital Shares

Our Articles of Incorporation authorize the issuance of 240,000,000 shares of common stock, without par value (our “common stock”), and 5,000,000 shares of preferred stock with $0.01 par value. No shares of preferred stock are currently outstanding. All issued and outstanding shares of our common stock are validly issued, fully paid and nonassessable.

Voting Rights

Holders of shares of our common stock are entitled to one vote per share with respect to each matter presented to Helix’s shareholders on which the holders of our common stock are entitled to vote.

Dividend Rights

Subject to the preferences applicable to outstanding shares of preferred stock (if any), the holders of shares of our common stock are entitled to receive ratably any dividends declared by Helix’s board of directors out of funds legally available for that purpose.

Liquidation Rights

In the event of Helix’s liquidation, dissolution or winding up, holders of shares of our common stock will be entitled to receive any assets remaining after the payment of Helix’s debts and other liabilities, subject to the preferences applicable to outstanding shares of preferred stock (if any).

Other Rights and Preferences

The holders of shares of our common stock have no cumulative voting, pre-emptive, subscription or conversion rights and our common stock is not redeemable or entitled to the benefits of any sinking or repurchase fund.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “HLX.”

Anti-Takeover and Other Provisions Contained in our Articles of Incorporation and By-Laws
Our Articles of Incorporation and By-laws contain a number of provisions that could make the acquisition of Helix by means of a tender or exchange offer, a proxy contest or otherwise more difficult.
Classified Board of Directors; Removal of Directors
Helix’s directors are currently divided into three classes, only one class of which is subject to re-election in any given year. The classification of directors could have the effect of making it more difficult for shareholders to change the composition of the board of directors. At least two annual meetings of shareholders generally will be required to effect a change in a majority of the board of directors.
Our Articles of Incorporation provide that Helix’s directors may only be removed by the affirmative vote of the holders of 68% of the then-outstanding shares then entitled to vote at an election of directors.
Advance Notice of Shareholder Business Proposals and Nominations
Our By-laws provide an advance written notice requirement with respect to shareholder proposals of business at annual meetings and shareholder nominations of candidates for election as directors at annual or special meetings of the shareholders.
Amendment of Certain Provisions of the Articles of Incorporation and By-Laws
Our Articles of Incorporation provide that the affirmative vote of the holders of at least 80% of the then-outstanding shares of voting stock, voting together as a single class, and in addition to any other vote required by our Articles of Incorporation or By-laws, is required to amend provisions of our Articles of Incorporation or By-laws relating to:

•	the right of shareholders to call a special meeting;

•	the number, election and term of Helix’s directors;

•	the procedures for the removal of directors or filling vacancies of the board of directors; and

•	fixing a quorum for meetings of shareholders.
Ninety percent of the voting power of the then-outstanding shares of voting stock, voting together as a single class, in addition to any other vote required by our Articles of Incorporation or By-laws, is required to amend the provisions of our Articles of Incorporation relating to Sections 302A.671 and 302A.673 of the MBCA.

DESCRIPTION OF NOTES

The following description of the convertible senior notes due 2022 (the “2022 Notes”) and the convertible senior notes due 2023 (the “2023 Notes” and, together with the 2022 Notes, the “notes”), is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the indenture dated as of November 1, 2016 (the “Base Indenture”) between Helix and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended and supplemented (i) in the case of the 2022 Notes by a first supplemental indenture, dated as of November 1, 2016 (the “First Supplemental Indenture” and, together with the Base Indenture, the “2022 Indenture”), between Helix and the Trustee and (ii) in the case of the 2023 Notes by a second supplemental indenture, dated as of March 20, 2018 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “2023 Indenture”), between Helix and the Trustee (the Base Indenture, as supplemented by the First and Second Supplemental Indentures, the “indenture”), which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You are encouraged to read the indenture for additional information.

For purposes of these descriptions, the terms “Helix,” “Company,” “we,” “us” and “our” refer only to Helix Energy Solutions Group, Inc. and not to any of its subsidiaries, unless specified otherwise.

Description of the 2022 Notes

The 2022 Notes were issued pursuant to the 2022 Indenture between Helix and the Trustee.

The following summary of the terms of the 2022 Notes and the 2022 Indenture does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the 2022 Notes and the 2022 Indenture.

General

Helix issued $125.0 million aggregate principal amount of the 2022 Notes. The 2022 Notes bear interest at a rate of 4.25% per annum payable semi-annually in arrears on May 1 and November 1 of each year, beginning on May 1, 2017, to holders of record at the close of business on the preceding April 15 and October 15, respectively, except as described below.

The 2022 Notes:

•	were issued in denominations of integral multiples of $1,000 principal amount;

•	are unsecured indebtedness of Helix and are equal in right of payment to Helix’s other senior unsecured indebtedness as described under “-Ranking”;

•
are redeemable by Helix under certain circumstances, at its option, at a price equal to 100% of the principal amount, plus accrued and unpaid interest and the make-whole premium, at any time after November 1, 2019, as described below under “-Optional Redemption”;

•
are convertible under certain circumstances and during specified time periods into shares of our common stock, cash, or a combination of cash and shares of our common stock, at Helix’s election, as described below under “-Conversion Rights,” at an initial conversion rate of 71.9748 shares of our common stock per $1,000 principal amount of 2022 Notes (which represents an initial conversion price of approximately $13.89 per share of our common stock); and

•
are subject to repurchase by Helix at the option of the holder upon a fundamental change, as described under “-Holders May Require Helix to Repurchase Their 2022 Notes Upon A Fundamental Change,” at a repurchase price in cash equal to 100% of the principal amount of the 2022 Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The 2022 Notes mature on May 1, 2022.

All cash payments on the 2022 Notes will be made in U.S. dollars.

The 2022 Notes were issued in denominations of integral multiples of $1,000 principal amount, without coupons. The 2022 Notes were initially issued as global securities in book-entry form. Payments in respect of 2022 Notes represented by global securities are made by wire transfer of immediately available funds to The Depository Trust Company (“DTC”) or its nominee as registered owner of the global securities. Payments in respect of 2022 Notes that are issued in certificated form are made by wire transfer of immediately available funds to the accounts specified by each holder of more than $5.0 million aggregate principal amount of the 2022 Notes. However, if a holder of a certificated note does not specify an account, or holds $5.0 million or less in aggregate principal amount of the 2022 Notes, then a check will be mailed to that holder’s registered address.

Without the consent of the holders, the 2022 Indenture under which the 2022 Notes were issued may be reopened and additional notes issued with the same terms and with the same CUSIP number as the 2022 Notes in an unlimited aggregate principal amount, provided that no additional notes may be issued unless they are fungible with the 2022 Notes for United States federal income tax purposes. The 2022 Notes and any additional notes would be treated as a single class for all purposes under the 2022 Indenture and would vote together as one class on all matters with respect to the 2022 Notes.

The 2022 Notes may be (i) converted at the office of the conversion agent, (ii) presented for registration of transfer at the office of the registrar for the 2022 Notes and (iii) presented for payment at maturity at the office of the paying agent. The Trustee has been appointed as the initial conversion agent, registrar and paying agent for the 2022 Notes. There is no sinking fund for the 2022 Notes. The 2022 Indenture does not contain any financial covenants and does not limit Helix’s ability to incur additional indebtedness, including senior or secured indebtedness, pay dividends or repurchase securities of Helix. In addition, the 2022 Indenture does not provide any protection to holders of 2022 Notes in the event of a highly leveraged transaction or a change in control, except as, and only to the limited extent, described under “-Conversion Rights-Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change,” “-Holders May Require Helix to Repurchase Their 2022 Notes Upon a Fundamental Change” and “-Consolidation, Merger and Sale of Assets.”

If any interest payment date, maturity date, redemption date, repurchase date or settlement date (including upon the occurrence of a fundamental change, as described below) falls on a day that is not a business day, then the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below), as the case may be, to that next succeeding business day.

Ranking

The 2022 Notes are unsecured senior obligations of Helix and rank equally with all other unsecured senior indebtedness of Helix. However, the 2022 Notes will be effectively subordinated to any Helix existing and future secured indebtedness. The 2022 Notes are effectively subordinated to all liabilities, including trade payables and lease obligations, of Helix’s subsidiaries. Any right by Helix to receive the assets of any of its subsidiaries upon a liquidation or reorganization of that subsidiary, and the consequent right of the holders of the 2022 Notes to participate in those assets, is effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that Helix is recognized as a creditor of such subsidiary, in which case Helix’s claims would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary that is senior to that held by Helix.

Helix’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the 2022 Notes or to make any funds available for payment on the 2022 Notes, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to Helix by its subsidiaries may be subject to statutory, contractual or other restrictions, may depend on their earnings or financial condition and are subject to various business considerations. As a result, Helix may be unable to gain access to the cash flow or assets of its subsidiaries.

The 2022 Indenture does not limit the amount of additional indebtedness, including senior or secured indebtedness, which Helix can create, incur, assume or guarantee, nor does the 2022 Indenture limit the amount of indebtedness or other liabilities that Helix’s subsidiaries can create, incur, assume or guarantee.

Interest Payments

Interest on the 2022 Notes is paid at a rate of 4.25% per annum payable semi-annually in arrears on each May 1 and November 1 of each year, beginning on May 1, 2017. Except as described below, interest that is due on an interest payment date is paid to holders of record at the close of business on the preceding April 15 and October 15 (each, a “2022 Record Date”), respectively. Interest accrues on the 2022 Notes from, and including, November 1, 2016 or from, and including, the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be. Interest on the 2022 Notes is paid on the basis of a 360-day year consisting of twelve 30-day months.

If 2022 Notes are converted after the close of business on a 2022 Record Date but prior to the open of business on the next interest payment date, holders of such 2022 Notes at the close of business on the 2022 Record Date will, on the corresponding interest payment date, receive the full amount of the interest payable on such 2022 Notes on that interest payment date notwithstanding the conversion. However, a holder who surrenders a note for conversion after the close of business on a 2022 Record Date but prior to the open of business on the next interest payment date must pay to the conversion agent, upon surrender, an amount equal to the full amount of interest payable on the corresponding interest payment date on the note so converted; provided that no such interest payment need be made to Helix:

•	if the note is surrendered for conversion after the close of business on the 2022 Record Date immediately preceding the maturity date;

•	if there is specified a redemption date or a repurchase date relating to a fundamental change that is after a 2022 Record Date and on or prior to the next interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Conversion Rights

If the conditions for conversion of the 2022 Notes described under “-Conditions for Conversion” and “-Conversion Procedures” are satisfied, holders of 2022 Notes may, subject to prior maturity or repurchase, convert their 2022 Notes in integral multiples of $1,000 principal amount at an initial conversion rate of 71.9748 shares of our common stock per $1,000 principal amount of 2022 Notes (which represents an initial conversion price of approximately $13.89 per share of our common stock). The conversion rate, and thus the conversion price, will be subject to adjustment as described below. Except as described below, no payment or other adjustment on conversion with respect to any accrued interest on the 2022 Notes will be made, and no adjustment of the conversion rate to account for accrued and unpaid interest will be made. Instead, accrued interest will be deemed to be paid by the consideration received by the holder upon conversion. As a result, accrued interest is deemed to be paid in full rather than canceled, extinguished or forfeited. Upon conversion of the 2022 Notes into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

Fractional shares will not be issued upon conversion of 2022 Notes. Instead, cash in lieu of fractional shares will be paid based on the closing sale price (as defined below) of our common stock on the conversion date (if solely our common stock is delivered to satisfy Helix’s conversion obligation, other than solely cash in lieu of fractional shares, or if Helix has irrevocably elected full physical settlement) or the closing sale price of our common stock on the last trading day of the relevant cash settlement period (as defined below) (if cash is paid to satisfy a portion, but less than all, of Helix’s conversion obligation, other than solely cash in lieu of any fractional share, or if Helix has irrevocably elected net share settlement upon conversion).

In certain circumstances, a holder must, upon conversion, pay interest if the conversion occurs after the close of business on a 2022 Record Date and prior to the open of business on the next interest payment date. See “-Interest Payments” above. A note for which a holder has delivered a fundamental change repurchase notice, as described below, requiring Helix to repurchase the note may be surrendered for conversion only if the holder withdraws the notice in accordance with the 2022 Indenture, unless Helix defaults in the payment of the fundamental change repurchase price.

If a holder’s 2022 Notes are called for redemption, the holder may convert the 2022 Notes only until the close of business on the business day prior to the redemption date unless Helix fails to pay the redemption price. If a holder has already delivered a repurchase election with respect to a note as described under “-Holders May Require Helix to Repurchase Their 2022 Notes Upon A Fundamental Change,” it may not surrender that note for conversion until it has withdrawn the repurchase election in accordance with the 2022 Indenture.

“Closing sale price” on any date means, as determined by Helix, the per share price of the referenced security on such date, determined (i) on the basis of the closing per share sale price (or if no closing per share sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date on the principal U.S. national or regional securities exchange on which shares of the referenced security are listed; or (ii) if shares of the referenced security are not listed on a U.S. national or regional securities exchange, as reported by Pink OTC Markets Inc. or a similar organization; provided, however, that in the absence of any such report or quotation, the closing sale price shall be the price determined by a nationally recognized independent investment banking firm retained by Helix for such purpose as most accurately reflecting the per share price that a fully informed buyer, acting on his own accord, would pay to a fully informed seller, acting on his own accord in an arms-length transaction, for a share of the referenced security.

The “trading price” of the 2022 Notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5.0 million aggregate principal amount of the 2022 Notes at approximately 3:30 p.m., New York City time, on such determination date (the “determination date”) from three independent nationally recognized securities dealers Helix selects, provided that if:

•	three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids shall be used, and

•	only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used;

provided further if no bids are received or, in Helix’s reasonable good faith judgment, the bid quotations are not indicative of the secondary market value of the 2022 Notes, then the trading price of the 2022 Notes on any date of determination will equal (1) the applicable conversion rate of the 2022 Notes as of the determination date multiplied by (2) the average last reported sale price (as defined below under “-Conditions for Conversion-Conversion upon satisfaction of the 2022 Trading Price Condition”) of our common stock on the five trading days ending on the determination date.

Helix may appoint any bid solicitation agent and may change such bid solicitation agent. The bid solicitation agent may not be an affiliate of Helix.

“Trading day” means, with respect to the referenced security, a day during which (i) trading in the referenced security generally occurs, and (ii) a market disruption event has not occurred; provided that if the referenced security is not listed for trading or quotation on or by any exchange, bureau or other organization, “trading day” will mean any business day.
Conditions for Conversion

The 2022 Notes are convertible only during certain periods or in certain circumstances, which are described below. If the 2022 Notes become convertible, Helix will provide written notice to the Trustee, the conversion agent and each registered holder at its address appearing in the security register, and will publicly announce, through a reputable national newswire service, that the 2022 Notes have become convertible, stating, among other things:

•	the event causing the 2022 Notes to become convertible;

•	the time during which the 2022 Notes will be convertible as a result of that event;

•	if that event is a transaction described under “-Conversion upon the occurrence of certain corporate transactions,” the anticipated effective date of the transaction; and

•	the procedures holders must follow to convert their 2022 Notes, including the name and address of the conversion agent.

Helix will mail the notice, and make the public announcement, as soon as practicable, but in no event later than the open of business on the business day following the date the 2022 Notes become convertible as a result of the event. Holders may surrender their 2022 Notes for conversion only in the following circumstances:

Conversion based on price of shares of our common stock

Prior to February 1, 2022, holders may surrender their 2022 Notes for conversion during any calendar quarter after the calendar quarter ending December 31, 2016 (and only during such calendar quarter), if the “closing sale price” of our common stock for each of 20 or more trading days (whether or not consecutive) in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price of the 2022 Notes (the “conversion trigger price”) in effect on the last trading day of the immediately preceding calendar quarter.

Helix’s board of directors will make appropriate adjustments to the closing sale price of our common stock, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the “ex-dividend date” of the event occurs, during the 30 consecutive trading day period described above.

Conversion upon satisfaction of the 2022 Trading Price Condition

Prior to February 1, 2022, holders may surrender their 2022 Notes for conversion during the five consecutive business days immediately after any five consecutive trading day period (the “2022 Note Measurement Period”) in which the trading price per $1,000 principal amount of the 2022 Notes, as determined following a request by a holder of 2022 Notes in accordance with the procedures described below, for each trading day in that 2022 Note Measurement Period was equal to or less than 97% of the conversion value of the 2022 Notes on such trading day (this condition is the “2022 Trading Price Condition”).

Solely for purposes of the 2022 Trading Price Condition, the “conversion value” per $1,000 principal amount of 2022 Notes on each trading day in the 2022 Note Measurement Period is the product of the closing sale price of our common stock and the conversion rate of the 2022 Notes in effect on that trading day.

The bid solicitation agent will have no obligation to determine the trading price of the 2022 Notes unless Helix has requested it to do so, and Helix will have no obligation to make such request unless a holder of at least $1.0 million aggregate principal amount of 2022 Notes provides Helix with reasonable evidence that the trading price per $1,000 principal amount of the 2022 Notes would be equal to or less than 97% of the conversion value of the 2022 Notes. At such time, Helix will instruct the bid solicitation agent to determine the trading price of the 2022 Notes for each of the next five trading days and on each succeeding trading day until the 2022 Trading Price Condition is no longer satisfied.

Conversion upon notice of redemption

If any or all of the 2022 Notes are called for redemption, a holder may convert any of its 2022 Notes at any time prior to the close of business on the business day immediately prior to the redemption date. Upon surrender by a holder of its 2022 Notes for conversion, Helix will pay or deliver, at its election, cash and/or shares of our common stock, if any, as described below under “-Settlement Elections.”

Conversion upon the occurrence of certain corporate transactions

If, prior to February 1, 2022:

•
a “fundamental change,” as described under “-Holders May Require Helix to Repurchase Their 2022 Notes Upon A Fundamental Change,” or a “make-whole fundamental change,” as described under “-Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change” occurs, then a holder may surrender its 2022 Notes for conversion at any time during the period that begins on, and includes, the 30th business day before the date Helix originally announced as the anticipated effective date of the transaction and ends on, and includes, the 30th business day after the actual effective date of the transaction. In addition, if the transaction is a “make-whole fundamental change,” then the 2022 Notes may also be surrendered for conversion at any time during the “make-whole conversion period” described under “-Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change,” and if the transaction is a “fundamental change,” then the 2022 Notes may also be surrendered for repurchase at any time until, and including, the fundamental change repurchase date for that fundamental change. Holders that convert their 2022 Notes in connection with a “make-whole fundamental change” may in some circumstances also be entitled to an increased conversion rate. See “-Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change.” Helix will notify holders and the Trustee (i) as promptly as practicable following the date Helix publicly announces such transaction but in no event less than 30 business days prior to the anticipated effective date of such transaction or (ii) if Helix does not have knowledge of such transaction at least 30 business days prior to the anticipated effective date of such transaction, within one business day of the date upon which Helix receives notice, or otherwise becomes aware, of such transaction, but in no event later than the actual effective date of such transaction.

In addition, if Helix elects to:

•
distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 60 days after the 2022 Record Date of such distribution, to purchase or subscribe for shares of our common stock at a price per share less than the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; or

•
distribute to all or substantially all holders of our common stock Helix’s assets, debt securities or rights to purchase Helix’s securities, which distribution has a per share value, as reasonably determined by Helix’s board of directors, exceeding 10% of the closing sale price of our common stock on the trading day preceding the date of announcement for such distribution, then Helix must mail to registered holders written notice of the action or event at least 30 business days before the ex-dividend date for such distribution. Once Helix has given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately preceding the ex-dividend date and Helix’s announcement that such distribution will not take place, even if the 2022 Notes are not otherwise convertible at such time.

Conversion prior to the maturity date

The 2022 Notes may be surrendered for conversion at any time from, and including, February 1, 2022 to, and including, the business day immediately preceding May 1, 2022, regardless of the foregoing conditions.

Conversion Procedures

To convert its note into shares of our common stock, cash or a combination of cash and shares of our common stock, as the case may be, a holder must:

•	complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to interest payable on the next interest payment date; and

•	if required, pay all transfer or similar taxes.

The date a holder complies with these requirements is the “conversion date” under the 2022 Indenture. If a holder holds a beneficial interest in a global note, to convert such note, a holder must comply with the last two requirements listed above and comply with DTC’s procedures for converting a beneficial interest in a global note. A holder receiving shares of our common stock upon conversion will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote and receive dividends and notices of shareholder meetings, until the close of business on the conversion date (if Helix delivers solely shares of our common stock in respect of Helix’s conversion obligation, other than solely cash in lieu of fractional shares, or has irrevocably elected full physical settlement) or the close of business on the last trading day of the applicable cash settlement period (if Helix delivers cash in respect of a portion (but not all) of Helix’s conversion obligation, other than solely cash in lieu of any fractional share, or has irrevocably elected net share settlement upon conversion).

Settlement Elections

Upon conversion of the 2022 Notes, Helix will pay or deliver, as the case may be, to holders, at its election, shares of our common stock (together with cash in lieu of any fractional share), cash or a combination of cash and shares of our common stock (together with cash in lieu of any fractional share) in satisfaction of its conversion obligation.

Helix will inform the holders through the Trustee of the method chosen to satisfy its obligation upon conversion (and the specified cash amount (as defined below), if applicable), as follows:

•
in respect of 2022 Notes to be converted during the period beginning on, and including, the 22nd business day immediately preceding the maturity date for the 2022 Notes and ending on, and including, the business day immediately preceding such maturity date, no later than the 23rd business day immediately preceding the maturity date; and

•	in all other cases, no later than two business days following the applicable conversion date.

If Helix does not give any notice within the time periods described as to how Helix intends to settle, and Helix has not made an irrevocable net share settlement election, Helix will satisfy its conversion obligation by delivering solely shares of our common stock (other than any cash in lieu of fractional shares).

Upon surrender of 2022 Notes for conversion, Helix will, subject to limitations imposed by the listing standards of the NYSE described under “-Settlement Upon Conversion” below, deliver cash, shares of our common stock or a combination thereof as described below under “-Settlement Upon Conversion.”

Irrevocable Election of Net Share Settlement

At any time on or prior to the 23rd business day immediately preceding the maturity date, Helix may irrevocably elect to satisfy its conversion obligation with respect to the 2022 Notes to be converted after the date of such election by delivering cash up to the aggregate principal amount of 2022 Notes to be converted, and shares of our common stock, cash or a combination thereof in respect of the remainder, if any, of its conversion obligation (a “net share settlement election”), which is in Helix’s sole discretion without the consent of the holders of 2022 Notes.

Upon making such election, Helix will promptly (i) issue a press release and use its reasonable best efforts to post such information on its website or otherwise publicly disclose this information and (ii) provide written notice to the holders of the 2022 Notes in a manner contemplated by the 2022 Indenture, including through the facilities of the DTC.

Irrevocable Election of Full Physical Settlement

At any time on or prior to the 23rd business day immediately preceding the maturity date, Helix may irrevocably elect to satisfy its conversion obligation with respect to the 2022 Notes to be converted after the date of such election by delivering solely shares of our common stock (other than solely cash in lieu of any fractional share) (a “full physical settlement election”), which is in Helix’s sole discretion without the consent of the holders of 2022 Notes.

Upon making such election, Helix will promptly (i) issue a press release and use its reasonable best efforts to post such information on its website or otherwise publicly disclose this information and (ii) provide written notice to the holders of the 2022 Notes in a manner contemplated by the 2022 Indenture, including through the facilities of the DTC.

Cash Settlement Notices

If Helix chooses to satisfy a portion (but not all) of its conversion obligation in cash, other than solely cash in lieu of any fractional share, or have irrevocably elected net share settlement upon conversion, Helix will notify holders as described above of the amount to be satisfied in cash as a fixed dollar amount per $1,000 principal amount of 2022 Notes (the “specified cash amount”). If Helix has previously irrevocably elected net share settlement upon conversion as described above, the specified cash amount must be at least $1,000. If Helix has made an irrevocable net share settlement election or chooses to satisfy a portion (but not all) of its conversion obligation in cash (other than solely cash in lieu of any fractional share), and Helix fails to timely notify converting holders of the specified cash amount, the specified cash amount will be deemed to be $1,000.

Helix will treat all converting holders with the same conversion date in the same manner. Except for any conversions that occur on or after the 22nd business day immediately preceding the maturity date, Helix will not, however, have any obligation to settle conversions occurring on different conversion dates in the same manner. That is, Helix may choose with respect to one conversion date to settle by delivering solely shares of our common stock and choose with respect to another conversion date to settle by paying cash or paying or delivering, as the case may be, a combination of cash and shares of our common stock.

Settlement Upon Conversion

If Helix elects to settle a conversion of 2022 Notes by delivering solely shares of our common stock (other than solely cash in lieu of fractional shares) or have irrevocably elected full physical settlement, such settlement will occur within three business days of the relevant conversion date.

Except in connection with certain make-whole fundamental changes described in the second bullet of the definition thereof, where the consideration is comprised entirely of cash as described under “-Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change - The increase in the conversion rate,” settlements made entirely or partially in cash (other than solely cash in lieu of fractional shares) or following an irrevocable net share settlement election will occur on the third business day following the final trading day of the applicable cash settlement period.

The amount of cash and number of shares of our common stock, as the case may be, due upon conversion will be determined as follows:

(1)    if Helix elects to satisfy the entire conversion obligation by delivering shares of our common stock or have irrevocably elected full physical settlement, Helix will deliver to the converting holder a number of shares of our common stock equal to (i) (A) the aggregate principal amount of 2022 Notes to be converted, divided by (B) $1,000, multiplied by (ii) the conversion rate in effect on the relevant conversion date (provided that Helix will deliver cash in lieu of fractional shares as described above);

(2)    if Helix elects to satisfy the entire conversion obligation in cash, Helix will pay to the converting holder, for each $1,000 principal amount of 2022 Notes, cash in an amount equal to the sum of the daily conversion values for each of the 20 consecutive trading days in the relevant cash settlement period; and

(3)    if Helix elects to satisfy the conversion obligation by paying or delivering, as the case may be, a combination of cash and shares of our common stock or has made an irrevocable net share settlement election, Helix will pay or deliver to the converting holder, for each $1,000 principal amount of 2022 Notes, cash and shares of our common stock, if any, equal to the sum of the daily settlement amounts for each of the 20 consecutive trading days in the relevant cash settlement period.

The “daily settlement amount” for each of the 20 consecutive trading days in the cash settlement period, will consist of:

•	cash equal to the lesser of (i) the specified cash amount per note, divided by 20 (such quotient being referred to as the “daily measurement value”) and (ii) the daily conversion value; and

•
to the extent the daily conversion value exceeds the daily measurement value, a number of shares of our common stock equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the volume-weighted average price of our common stock on such trading day.

The “daily conversion value” means, for each of the 20 consecutive trading days in the cash settlement period, one-twentieth (1/20th) of the product of (i) the applicable conversion rate and (ii) the volume-weighted average price of our common stock on such trading day.

The “volume weighted average price” per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page HLX <equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by Helix.

The “cash settlement period” means:

•
with respect to any conversion date occurring on or after the 22nd business day immediately preceding the maturity date, the 20 consecutive trading day period beginning on, and including, the 22nd business day immediately preceding the maturity date; or

•	in all other cases, the 20 consecutive trading day period beginning on, and including, the third business day immediately following the relevant conversion date.

“Market disruption event” means (i) a failure by the primary United States national or regional securities exchange or market on which shares of our common stock or the relevant securities are listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for shares of our common stock or the relevant securities for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in shares of our common stock (or the relevant securities) or in any options, contracts or future contracts relating to shares of our common stock (or the relevant securities).

“Scheduled trading day” means, with respect to the referenced security or any other security, a day that is scheduled to be a trading day on the primary United States national securities exchange or market on which the referenced security is listed or admitted for trading. If the referenced security is not so listed or admitted for trading, “scheduled trading day” means any business day.

Adjustments to the Conversion Rate

The applicable conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

•
If Helix issues shares of our common stock as a dividend or distribution on shares of our common stock, or if Helix effects a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x	OS’
OS0
where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

CR’ = the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be; and

OS’ = the number of shares of our common stock outstanding immediately after such dividend or distribution, or such share split or share combination, as the case may be.

Any adjustment made under this first bullet shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination. If any dividend or distribution of the type described in this first bullet is declared but not so paid or made, or any share split or combination of the type described in this first bullet is announced but the outstanding shares of our common stock are not split or combined, as the case may be, the conversion rate shall be immediately readjusted, effective as of the date Helix’s board of directors determines not to pay such dividend or distribution, or not to split or combine the outstanding shares of our common stock, as the case may be, to the conversion rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.

•
If Helix distributes to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period expiring not more than 60 days immediately following the 2022 Record Date of such distribution, to purchase or subscribe for shares of our common stock at a price per share less than the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution, the conversion rate will be increased based on the following formula:

CR’ = CR0 x	OS0 + X
OS0 + Y
where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR’ = the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution.

Any increase made under this second bullet will be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the ex-dividend date for such distribution. To the extent that shares of our common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of our common stock actually delivered. If such rights, options or warrants are not so distributed, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such ex-dividend date for such distribution had not occurred.

In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at less than such average of the closing sale prices for the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution, and in determining the aggregate offering price of such shares of our common stock, there shall be taken into account any consideration received by Helix for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by Helix’s board of directors.

•	If Helix distributes shares of its capital stock, evidences of its indebtedness or other assets, securities or property of Helix, to all or substantially all holders of our common stock, excluding:

◦	dividends or distributions referred to in the first and second bullet points above;

◦	dividends or distributions paid exclusively in cash referred to in the fourth bullet point below; and

◦	spin-offs to which the provisions set forth in the latter portion of this bullet point shall apply,

then the conversion rate will be increased based on the following formula:

CR’ = CR0 x	SP0
SP0 - FMV
where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR’ = the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

SP0 = the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by Helix’s board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, securities or property distributable with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

If “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of 2022 Notes, at the same time and upon the same terms as holders of our common stock, the amount and kind of Helix’s capital stock, evidences of Helix’s indebtedness, other assets, securities or property of Helix that such holder would have received as if such holder owned a number of shares of our common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.

Any increase made under the portion of this third bullet point above will become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

With respect to an adjustment pursuant to this third bullet point where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit where such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the spin-off (as defined below)) on a national securities exchange (a “spin-off”), the conversion rate in effect immediately before 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the ex-dividend date for the spin-off will be increased based on the following formula:

CR’ = CR0 x	FMV0 + MP0
MP0
where,

CR0 = the conversion rate in effect immediately prior to the close of business on the tenth trading day immediately following, and including, the ex-dividend date for the spin-off;

CR’ = the conversion rate in effect immediately after the close of business on the tenth trading day immediately following, and including, the ex-dividend date for the spin-off;

FMV0 = the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive trading-day period immediately following, and including, the ex-dividend date for the spin-off; and

MP0 = the average of the closing sale prices of our common stock over the 10 consecutive trading-day period immediately following, and including, the ex-dividend date for the spin-off.

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the tenth trading day immediately following, and including, the ex-dividend date for the spin-off; provided that, for purposes of determining the conversion rate, in respect of any conversion during the 10 trading days following, and including, the effective date of any spin-off, references within the portion of this third bullet point related to “spin-offs” to 10 consecutive trading days shall be deemed replaced with such lesser number of consecutive trading days as have elapsed between the effective date of such spin-off and the relevant conversion date. If the ex-dividend date for the spin-off is less than 10 trading days prior to, and including, the end of the cash settlement period in respect of any conversion, references with respect to 10 trading days shall be deemed replaced, for purposes of calculating the affected daily conversion rates in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, and including, the last trading day of such cash settlement period.

•	If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be increased based on the following formula:

CR’ = CR0 x	SP0
SP0 - C
where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR’ = the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 = the average of the closing sale prices of our common stock over the 10 consecutive trading-day period immediately preceding the ex-dividend date for such dividend or distribution; and

C = the amount in cash per share of our common stock Helix distributes to holders of our common stock.

If “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of 2022 Notes, at the same time and upon the same terms as holders of our common stock, the amount of cash that such holder would have received as if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution. Such increase shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

•
If Helix or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock, if the cash and value of any other consideration included in the payment per share of our common stock exceeds the average of the closing sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR’ = CR0 x	AC + (SP’ x OS’)
OS0 x SP’
where,

CR0 = the conversion rate in effect immediately prior to the close of business on the last trading day of the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR’ = the conversion rate in effect immediately after the close of business on the last trading day of the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by Helix’s board of directors or a committee thereof) paid or payable for shares of our common stock purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS’ = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and

SP’ = the average of the closing sale prices of our common stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the tenth trading day immediately following, but excluding, the date such tender or exchange offer expires; provided that, for purposes of determining the conversion rate, in respect of any conversion during the 10 trading days immediately following, but excluding, the date that any such tender or exchange offer expires, references within this fifth bullet point to 10 consecutive trading days shall be deemed replaced with such lesser number of consecutive trading days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date. If the trading day immediately following the date the tender or exchange offer expires is less than 10 trading days prior to, and including, the end of the cash settlement period in respect of any conversion, references to 10 trading days shall be deemed replaced, for purposes of calculating the affected daily conversion rates in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day immediately following the date such tender or exchange offer expires to, and including, the last trading day of such cash settlement period.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder converts its 2022 Notes on or after such ex-dividend date and on or prior to the related 2022 Record Date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “-Conversion Procedures” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an un-adjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

The “ex-dividend date” is the first date on which our common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question from Helix or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

The 2022 Indenture does not require Helix to adjust the conversion rate for any of the transactions described in the bullet points above (other than for share splits or share combinations) if Helix makes provision for each holder of the 2022 Notes to participate in the transaction, at the same time as holders of our common stock participate, without conversion, as if such holder held a number of shares of our common stock equal to the conversion rate in effect on the “ex-dividend date” or effective date, as the case may be, for such transaction, multiplied by the principal amount (expressed in thousands) of 2022 Notes held by such holder.

If Helix issues rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then:

•	the conversion rate pursuant to the bullet points above will not be adjusted until the earliest of these triggering events occurs; and

•	the conversion rate will be readjusted to the extent any of these rights, options or warrants are not exercised before they expire.

The conversion rate will not be adjusted pursuant to the bullet points above unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, any adjustment that otherwise would have had to be made will be carried forward and taken into account in any subsequent adjustment. However, on December 31 of each year, and with respect to any 2022 Notes that are subject to conversion, all adjustments that Helix has otherwise deferred pursuant to this provision will be given effect, and those adjustments will no longer be carried forward and taken into account in any subsequent adjustment. Adjustments to the conversion rate will be calculated to the nearest 1/10,000th.

To the extent permitted by law and the continued listing requirements of the NYSE, Helix may, from time to time, increase the conversion rate by any amount for a period of at least 20 business days or any longer period permitted or required by law, so long as the increase is irrevocable during that period and Helix’s board of directors determines that the increase is in Helix’s best interests. Helix will mail a notice of the increase to the Trustee, the conversion agent and the registered holders at least 15 days before the day the increase commences. In addition, Helix may, but is not obligated to, increase the conversion rate as Helix determines to be advisable in order to avoid or diminish taxes to recipients of certain distributions.

To the extent that any future rights plan (i.e., a poison pill) adopted by Helix, is in effect, upon conversion of the 2022 Notes, holders of 2022 Notes will receive, in addition to any shares of our common stock that are otherwise due upon conversion, the rights under such future rights plan in respect of such shares of our common stock, unless the rights have separated from our common stock at the time of conversion, in which case the conversion rate will be adjusted at the time of separation as if Helix had distributed to all holders of our common stock, shares of Helix’s capital stock, evidences of indebtedness, other assets, securities or property as described in the third bullet point under “-Adjustments to the Conversion Rate” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of:

•	a taxable distribution to holders of shares of our common stock that results in an adjustment to the conversion rate; or

•	an increase in the conversion rate at Helix’s discretion,

the holders of the 2022 Notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. This generally would occur, for example, if Helix adjusts the conversion rate to compensate holders for cash dividends on our common stock and could also occur if Helix makes other distributions of cash or property to Helix’s shareholders.

Events That Will Not Result in Adjustment

The conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on Helix’s securities;

•
upon the issuance of any shares of our common stock, restricted stock or restricted stock units, nonqualified stock options, incentive stock options or any other options or rights (including stock appreciation rights) to purchase shares of our common stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, Helix or any of its subsidiaries;

•
upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet point and outstanding as of the date the 2022 Notes were first issued;

•	for accrued and unpaid interest, if any;

•
upon the repurchase of any shares of our common stock pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the nature described in “-Conversion Rights-Adjustments to the Conversion Rate”; or

•	for a change in the par value of shares of our common stock.

Change in the Conversion Right Upon Certain Reclassifications, Business Combinations and Asset Sales

If Helix:

•	reclassifies our common stock (other than a change only in par value or a change as a result of a subdivision or combination of our common stock);

•	is party to a consolidation, merger or binding share exchange; or

•	sells, transfers, leases, conveys or otherwise disposes of all or substantially all of Helix’s consolidated property or assets;

in each case pursuant to which our common stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, then, if a holder converts its 2022 Notes on or after the effective date of any such transaction, subject to Helix’s right to settle all or a portion of Helix’s conversion obligation with respect to such 2022 Notes in cash (other than solely cash in lieu of any fractional share) and Helix’s right to irrevocably elect net share settlement upon conversion as described above under “-Settlement Upon Conversion,” the 2022 Notes will be convertible into the same type (in the same proportions) of consideration received by holders of our common stock in the relevant event (the “reference property”). However, at and after the effective time of the transaction, (i) Helix will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of such 2022 Notes, as set forth under “-Settlement Elections” and (ii)(x) any amount payable in cash upon conversion of the 2022 Notes as set forth under “-Settlement Upon Conversion” will continue to be payable in cash, (y) any shares of our common stock that Helix would have been required to deliver upon conversion of the 2022 Notes as set forth under “-Settlement Upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the volume-weighted average price for purposes of the provisions set forth under “-Settlement Upon Conversion” above will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), the reference property into which the 2022 Notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. Helix will notify holders of the weighted average as soon as practicable after such determination is made. Helix will not become a party to any such transaction unless its terms are consistent with the foregoing.

A change in the conversion right such as this could substantially lessen or eliminate the value of the conversion right. For example, if a third party acquires Helix in a cash merger, each note would be convertible solely into cash and would no longer be potentially convertible into securities whose value could increase depending on Helix’s future financial performance, prospects and other factors. There is no precise, established definition of the phrase “all or substantially all of Helix’s consolidated property or assets” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of Helix’s consolidated property or assets.

Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change

If, prior to the maturity date:

•
there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of Helix’s consolidated property or assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act; or

•
there occurs any transaction or series of related transactions (other than consolidation or merger that constitutes a “listed stock business combination” as described under “-Holders May Require Helix to Repurchase Their 2022 Notes Upon A Fundamental Change”), in connection with which (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, asset sale, lease of assets or otherwise) all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive other securities, other property, assets or cash (such transaction described in this and the immediately preceding bullet point is a “make-whole fundamental change”);

then, as described below under “-The increase in the conversion rate,” Helix will increase the conversion rate applicable to 2022 Notes that are surrendered for conversion at any time from, and including, the effective date of the make-whole fundamental change to, and including, the 30th business day after the actual effective date of the make-whole fundamental change (or, if the make-whole fundamental change also constitutes a “fundamental change,” as described under “-Holders May Require Helix to Repurchase Their 2022 Notes Upon A Fundamental Change,” to, and including, the fundamental change repurchase date for that fundamental change) (the “make-whole conversion period”).

Helix will mail to the Trustee, the conversion agent and the registered holders, at their addresses appearing in the security register, notice of, and will publicly announce, through a reputable national newswire service, the anticipated effective date of any proposed make-whole fundamental change. Helix must make this mailing and announcement at least 30 business days before the anticipated effective date of the make-whole fundamental change. In addition, no later than the third business day after the completion of the make-whole fundamental change, Helix will deliver an additional notice and announcement announcing such completion.

The increase in the conversion rate

In connection with the make-whole fundamental change, Helix will increase the conversion rate by reference to the table below, based on the date when the make-whole fundamental change becomes effective (the “effective date,” and the “applicable price”). If the make-whole fundamental change is a transaction or series of related transactions described in the second bullet point under “-Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change,” and the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for shares of our common stock in the make-whole fundamental change consists solely of cash, then the

“applicable price” will be the cash amount paid per share of our common stock in the make-whole fundamental change. In all other cases, the “applicable price” will be the average of the closing sale prices of our common stock for the five consecutive trading days immediately preceding, but excluding, the relevant effective date. Helix’s board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the “ex-dividend date” of the event occurs, at any time during those five consecutive trading days.

Upon surrender of 2022 Notes for conversion in connection with a make-whole fundamental change, Helix will, at its option, satisfy its conversion obligation by delivering or paying, as the case may be, shares of our common stock (together with cash in lieu of any fractional share), cash or a combination of cash and shares of our common stock (together with cash in lieu of any fractional share) as described under “-Settlement Elections.” However, if the consideration for our common stock in any make-whole fundamental change described in the second bullet of the definition of make-whole fundamental change is comprised entirely of cash, for any conversion of 2022 Notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the applicable price for the transaction and will be deemed to be an amount equal to, per $1,000 principal amount of converted 2022 Notes, the applicable conversion rate (including any adjustment as described in this section), multiplied by such applicable price. In such event, the cash due upon conversion will be determined and paid to holders in cash on the third business day following the conversion date.

The following table sets forth the number of additional shares per $1,000 principal amount of 2022 Notes that will be added to the conversion rate applicable to the 2022 Notes that are converted during the make-whole conversion period. The increased conversion rate will be used to determine the number of shares of our common stock and/or amount of cash, if any, due upon conversion, as described under “-Settlement Upon Conversion” above. If an event occurs that requires an adjustment to the conversion rate, Helix will, on the date it must adjust the conversion rate, adjust each applicable price set forth in the first column of the table below at the same time the conversion rate is so adjusted by multiplying the applicable price in effect immediately before the adjustment by a fraction:

•	whose numerator is the conversion rate in effect immediately before the adjustment; and

•	whose denominator is the adjusted conversion rate.

In addition, the number of additional shares in the table below will be adjusted at the same time, in the same manner in which, and for the same events for which, the conversion rate as described under “-Adjustments to the Conversion Rate” is adjusted.

	Applicable Stock Price
Effective Date	$9.75	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$17.50	$20.00	$22.50	$25.00	$27.50	$30.00	$35.00	$40.00	$45.00
November 1, 2016	30.5887	29.2110	24.4927	20.7758	17.8054	15.4007	13.4320	9.8549	7.5235	5.9373	4.8180	4.0015	3.3863	2.5317	1.9678	0.0000
November 1, 2017	30.5887	28.5400	23.5891	19.6992	16.5969	14.0936	12.0560	8.4046	6.1015	4.6058	3.6064	2.9178	2.4267	1.7880	1.3933	0.0000
November 1, 2018	30.5887	28.0350	22.8555	18.7925	15.5400	12.8914	10.7100	6.7531	4.3170	2.8791	2.0488	1.5622	1.2617	0.9237	0.7335	0.0000
November 1, 2019	30.5887	27.3200	21.8836	17.7750	14.6377	12.2179	10.3340	6.7531	4.3170	2.8791	2.0488	1.5622	1.2617	0.9237	0.7335	0.0000
November 1, 2020	30.5887	26.4310	20.2282	15.6200	12.1992	9.6579	7.7673	4.8583	3.3785	2.5627	2.0488	1.5622	1.2617	0.9237	0.7335	0.0000
November 1, 2021	30.5887	26.4310	18.5564	12.6367	8.3908	5.5307	3.7220	1.6829	1.0230	0.7520	0.6136	0.5265	0.4633	0.3714	0.3053	0.0000
May 1, 2022	30.5887	26.4310	18.5564	11.3583	4.9485	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact applicable price and effective date may not be as set forth in the table above, in which case:

•
if the actual applicable price is between two applicable prices listed in the table above, or the actual effective date is between two effective dates listed in the table above, Helix will determine the number of additional shares by linear interpolation between the numbers of additional shares set forth for the higher and lower applicable prices, or for the earlier and later effective dates based on a 365-day year, as applicable;

•
if the actual applicable price is greater than $45.00 per share (subject to adjustment in the same manner as the “applicable prices” in the table above), Helix will not increase the conversion rate; and

•	if the actual applicable price is less than $9.75 per share (subject to adjustment in the same manner as the “applicable prices” in the table above), Helix will not increase the conversion rate.

However, the conversion rate as described above will not be increased to the extent the increase will cause the conversion rate to exceed 102.5635 shares per $1,000 principal amount of 2022 Notes. This maximum conversion rate will be adjusted in the same manner in which, and for the same events for which, the conversion rate must be adjusted as described under “-Adjustments to the Conversion Rate.”

Helix’s obligation to increase the conversion rate as described above could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

Optional Redemption

Prior to November 1, 2019, the 2022 Notes were not redeemable. On or after November 1, 2019, Helix may, at its option, redeem (a “conversion price trigger redemption”) some or all of the 2022 Notes, if the closing sale price of our common stock has been at least 130% of the conversion price then in effect on (x) the trading day immediately preceding the date on which Helix provides a redemption notice and (y) for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which Helix provides such redemption notice. The redemption price for each $1,000 principal amount of 2022 Notes to be redeemed (the “conversion price trigger redemption price”) shall be payable in cash and shall be equal to the sum of (i) 100% of the principal amount of the 2022 Notes to be redeemed, plus (ii) accrued and unpaid interest, if any, to, but excluding, the redemption date, plus (iii) the make-whole premium (as defined below). Helix must make these make-whole premium payments on all 2022 Notes called for redemption prior to May 1, 2022, including 2022 Notes subject to redemption that are converted after the date Helix delivered the notice of redemption.

The “make-whole premium” means, in respect of any 2022 Notes called for a conversion price trigger redemption, the amount equal to the present value of the remaining scheduled payments of interest that would have been made on such 2022 Notes to be redeemed had such 2022 Notes remained outstanding from the relevant redemption date to May 1, 2022 (excluding interest accrued to, but excluding, such redemption date, which shall otherwise be payable pursuant to clause (ii) of the definition of conversion price trigger redemption price set forth above), with such present value of the remaining interest payments computed using a discount rate per annum equal to the reference discount rate (as defined below) plus 50 basis points.

The “reference discount rate” means, in respect of any make-whole premium, the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date for the relevant conversion price trigger redemption to the maturity date; provided, however, that if the period from such redemption date to the maturity date is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used. Any such reference discount rate shall be obtained by Helix.

The make-whole premium will be paid on all 2022 Notes called for any conversion price trigger redemption on or after November 1, 2019.

If the redemption date occurs after a 2022 Record Date and on or prior to the immediately succeeding interest payment date, (i) accrued and unpaid interest shall be paid on such interest payment date to the record holder on the relevant 2022 Record Date, (ii) the redemption price will not include any accrued and unpaid interest, and (iii) the make-whole premium shall equal the present value of all remaining scheduled payments of interest on such 2022 Notes, starting with the next interest payment date for which interest has not been provided for (but otherwise calculated as described in the definition of make-whole premium).

Not less than 30 but no more than 60 days’ notice of redemption will be provided by mail to each registered holder of 2022 Notes to be redeemed. If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those 2022 Notes or portions of 2022 Notes called for redemption.

Once the 2022 Notes have been called for redemption, 2022 Notes or portions of 2022 Notes will be convertible by the holder until the close of business on the business day prior to the redemption date.

If Helix decides to redeem fewer than all of the outstanding 2022 Notes, the Trustee will select the 2022 Notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the Trustee considers fair and appropriate. If the Trustee selects a portion of a holder’s 2022 Notes for partial redemption and the holder converts a portion of its 2022 Notes, the converted portion will be deemed to be from the portion selected for redemption.

Helix may not redeem the 2022 Notes if it has failed to pay any interest on the 2022 Notes when due and such failure to pay is continuing.

Holders May Require Helix to Repurchase Their 2022 Notes Upon A Fundamental Change

If a “fundamental change,” as described below, occurs, each holder will have the right, at its option, subject to the terms and conditions of the 2022 Indenture, to require Helix to repurchase for cash all or any portion of the holder’s 2022 Notes in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the 2022 Notes to be repurchased, plus, except as described below, any accrued and unpaid interest, if any, to, but excluding, the “fundamental change repurchase date,” as described below. However, if the fundamental change repurchase date is after a 2022 Record Date for the payment of an installment of interest and on or before the related interest payment date, then the full amount of interest due on that interest payment date will be payable, on that interest payment date, to the holder of record at the close of business on the 2022 Record Date, and the fundamental change repurchase price will not include any accrued and unpaid interest.

Helix must repurchase the 2022 Notes on a date of its choosing (the “fundamental change repurchase date”). However, the fundamental change repurchase date shall be no later than 35 days, and no earlier than 20 days, after the date Helix mails the relevant notice of the fundamental change, as described below.

Within 20 business days after the occurrence of a fundamental change, Helix must mail to all registered holders of 2022 Notes at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, a notice regarding the fundamental change. The notice must state, among other things:

•	the events causing the fundamental change;

•	the date of the fundamental change;

•	the fundamental change repurchase date;

•	the last date on which a holder may exercise its fundamental change repurchase right, which will be the business day immediately preceding the fundamental change repurchase date;

•	the fundamental change repurchase price;

•	the names and addresses of the paying agent and the conversion agent;

•	the procedures that a holder must follow to exercise its fundamental change repurchase right;

•	the conversion rate and any adjustments to the conversion rate that will result from the fundamental change; and

•
that 2022 Notes with respect to which a holder has delivered a fundamental change repurchase notice may be converted, if otherwise convertible, only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the 2022 Indenture.

To exercise the repurchase right, a holder must deliver a written fundamental change repurchase notice to the paying agent no later than the close of business on the business day immediately preceding the fundamental change repurchase date. This written notice must state:

•	the certificate numbers of the 2022 Notes that the holder will deliver for repurchase, if they are in certificated form;

•	the principal amount of the 2022 Notes to be repurchased, which must be an integral multiple of $1,000; and

•	that the 2022 Notes are to be repurchased by Helix pursuant to the fundamental change provisions of the 2022 Indenture.

A holder may withdraw any fundamental change repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal must state:

•	the name of the holder;

•	a statement that the holder is withdrawing its election to require Helix to repurchase its 2022 Notes;

•	the certificate numbers of the 2022 Notes being withdrawn, if they are in certificated form;

•	the principal amount of 2022 Notes being withdrawn, which must be an integral multiple of $1,000; and

•	the principal amount, if any, of the 2022 Notes that remain subject to the fundamental change repurchase notice, which must be an integral multiple of $1,000.

If the 2022 Notes are not in certificated form, the above notices must comply with appropriate DTC procedures.

Helix will pay the fundamental change repurchase price no later than the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of the note, together with necessary endorsements.

If the paying agent holds on the fundamental change repurchase date money sufficient to pay the fundamental change repurchase price due on all 2022 Notes surrendered for repurchase in accordance with the terms of the 2022 Indenture, then, on and after the fundamental change repurchase date, such 2022 Notes will cease to be outstanding and interest on such 2022 Notes will cease to accrue, whether or not the book-entry transfer of the 2022 Notes is made or whether or not the holder delivers the 2022 Notes to the paying agent. Thereafter, all other rights of the relevant holders terminate, other than the right to receive the fundamental change repurchase price upon book-entry transfer or delivery of the note.

A “fundamental change” will be deemed to occur upon the occurrence of a “change of control” or a “termination of trading.”

A “change of control” generally will be deemed to occur at such time as:

•
any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total outstanding voting power of all classes of Helix’s capital stock entitled to vote generally in the election of directors (“voting stock”);

•
there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of Helix’s consolidated property or assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act;

•	Helix consolidates with, or merges with or into, another person or any person consolidates with, or merges with or into, Helix, unless either:

•
the persons that “beneficially owned,” directly or indirectly, the shares of Helix voting stock immediately prior to such consolidation or merger “beneficially own,” directly or indirectly, immediately after such consolidation or merger, shares of the surviving or continuing corporation’s voting stock representing at least a majority of the total outstanding voting power of all outstanding classes of voting stock of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to such consolidation or merger; or

•	both of the following conditions are satisfied (such a transaction is a “listed stock business combination”):

◦
at least 90% of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in such consolidation or merger consists of common stock and any associated rights listed and traded on NYSE, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) (or which will be so listed and traded when issued or exchanged in connection with such consolidation or merger); and

◦
as a result of such consolidation or merger, the 2022 Notes become convertible solely into such consideration (subject to Helix’s right to deliver cash in respect of all or a portion of its conversion obligation as described above under “Conversion Rights-Settlement Upon Conversion”);

•	the following persons (the “continuing directors”) cease for any reason to constitute a majority of Helix’s board of directors:

◦	individuals who on the first issue date of the 2022 Notes constituted Helix’s board of directors; and

◦
any new directors whose election to Helix’s board of directors or whose nomination for election by Helix’s shareholders was approved by at least a majority of Helix’s directors then still in office, or by a nominating committee thereof consisting of directors, either who were directors on such first issue date of the 2022 Notes or whose election or nomination for election was previously so approved; or

•	Helix is liquidated or dissolved or holders of Helix’s capital stock approve any plan or proposal for Helix’s liquidation or dissolution.

There is no precise, established definition of the phrase “all or substantially all of Helix’s consolidated property or assets” under applicable law. Accordingly, there may be uncertainty as to whether a sale, transfer, lease, conveyance or other disposition of less than all of Helix’s consolidated property or assets would permit a holder to exercise its right to have Helix repurchase its 2022 Notes in accordance with the fundamental change provisions described above.

A “termination of trading” is deemed to occur if shares of our common stock (or other common stock into which the 2022 Notes are then convertible (subject to Helix’s right to deliver cash in respect of all or a portion of Helix’s conversion obligation as described above under “Conversion Rights-Settlement Upon Conversion”)) are not listed for trading on NYSE, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

Helix may not have the financial resources, and may not be able to arrange for financing, to pay the fundamental change repurchase price for all 2022 Notes holders have elected to have Helix repurchase. Furthermore, the terms of Helix’s existing or future indebtedness may limit Helix’s ability to pay the repurchase price to repurchase 2022 Notes. Helix’s failure to repurchase the 2022 Notes when required would result in an event of default with respect to the 2022 Notes. The exercise by holders of the 2022 Notes of their right to require Helix to repurchase their 2022 Notes upon a fundamental change could cause a default under Helix’s other outstanding indebtedness, even if the fundamental change itself does not.

Furthermore, holders may not be entitled to require Helix to repurchase their 2022 Notes in certain circumstances involving a significant change in the composition of Helix’s board of directors, including in connection with a proxy contest where Helix’s board does not endorse a dissident slate of directors but approves them for purposes of the definition of “continuing directors” above.

Helix may in the future enter into transactions, including recapitalizations, that would not constitute a fundamental change but that would increase Helix’s debt or otherwise adversely affect holders. The 2022 Indenture for the 2022 Notes does not restrict Helix’s or its subsidiaries’ ability to incur indebtedness, including senior or secured indebtedness. Helix’s incurrence of additional indebtedness could adversely affect its ability to service its indebtedness, including the 2022 Notes.

In addition, the fundamental change repurchase feature of the 2022 Notes would not necessarily afford holders of the 2022 Notes protection in the event of highly leveraged or other transactions involving Helix that may adversely affect holders of the 2022 Notes. Furthermore, the fundamental change repurchase feature of the 2022 Notes may in certain circumstances deter or discourage a third party from acquiring Helix, even if the acquisition may be beneficial to holders of the 2022 Notes.

In connection with any fundamental change offer, Helix will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws;

•	file a Schedule TO or any other required schedule under the Exchange Act or other applicable laws; and

•	otherwise comply with all applicable federal and state securities laws in connection with any offer by Helix to purchase the 2022 Notes.

No 2022 Notes may be repurchased by Helix at the option of the holders upon a fundamental change if the principal amount of the 2022 Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

Consolidation, Merger and Sale of Assets

The 2022 Indenture prohibits Helix from consolidating with or merging with or into, or selling, transferring, leasing, conveying or otherwise disposing of all or substantially all of its consolidated property or assets to, another person, whether in a single transaction or series of related transactions, unless, among other things:

•
Helix is the continuing corporation or such other person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and such other person assumes all of Helix’s obligations under the 2022 Notes and the 2022 Indenture; and

•	after giving effect to such transaction, there is no event of default, and no event that, after notice or passage of time or both, would become an event of default.

When the successor assumes all of Helix’s obligations under an indenture, except in the case of a lease, Helix’s obligations under the 2022 Indenture will terminate.

Some of the transactions described above could constitute a fundamental change that permits holders to require Helix to repurchase their 2022 Notes, as described under “-Holders May Require Helix to Repurchase Their 2022 Notes Upon A Fundamental Change.”

There is no precise, established definition of the phrase “all or substantially all of Helix’s consolidated property or assets” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of Helix’s consolidated property or assets.

Events of Default

The following constitute defaults under the 2022 Indenture, subject to any additional limitations and qualifications included in the 2022 Indenture:

•
following the exercise by the holder of the right to convert the 2022 Notes, Helix fails to comply with its obligation to deliver, the cash or shares of our common stock required to be delivered or to deliver the settlement amount upon conversion of the 2022 Notes, together with cash in lieu thereof in respect of any fractional shares, and such failure continues for a period of five days or more;

•	Helix fails to provide notice of the occurrence of a fundamental change as required by the 2022 Indenture;

•	default in Helix’s obligation to redeem the 2022 Notes after Helix has exercised its option to redeem;

•	a default in the payment of principal of the 2022 Notes when due at maturity, upon redemption, upon repurchase or otherwise;

•	a default in the payment of any interest on the 2022 Notes when due and such failure continues for a period of 30 days past the applicable due date;

•
the failure by Helix to perform or observe any of Helix’s other covenants or warranties in the 2022 Indenture or in the 2022 Notes for 90 days after written notice to Helix from the Trustee or to Helix and the Trustee from the holders of at least 25% in principal amount of the outstanding 2022 Notes has been received by Helix;

•
a failure to pay when due at maturity or a default that results in the acceleration of any indebtedness for borrowed money of Helix or its subsidiaries (other than indebtedness that is non-recourse to Helix or any of its subsidiaries) in an aggregate amount of $25.0 million or more, unless such failure is cured or such acceleration is rescinded, stayed or annulled within 30 days after written notice to Helix from the Trustee or to Helix and the Trustee from the holders of at least 25% in principal amount of the outstanding 2022 Notes has been received by Helix; and

•	certain events involving Helix’s or one of its subsidiary’s bankruptcy, insolvency or reorganization.

The foregoing will constitute events of default whatever the reason for any such event of default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

If a default under the 2022 Indenture occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the 2022 Notes notice of the default within 90 days after it occurs. The Trustee may withhold notice to the holders of the 2022 Notes of a default, except defaults in non-payment of principal or interest on the 2022 Notes. However, the Trustee must consider it to be in the interest of the holders of the 2022 Notes to withhold this notice.

If an event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization of Helix) occurs and continues, the Trustee or the holders of at least 25% in principal amount of the outstanding 2022 Notes may declare the principal and accrued and unpaid interest on the outstanding 2022 Notes to be immediately due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving Helix, the principal and accrued and unpaid interest on the 2022 Notes will automatically become immediately due and payable. Under certain circumstances, the holders of a majority in principal amount of the outstanding 2022 Notes may rescind such acceleration with respect to the 2022 Notes and, as is discussed below, waive these past defaults.

The holders of a majority in principal amount of outstanding 2022 Notes have the right to direct the time, method and place of any proceedings for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee, subject to limitations specified in the 2022 Indenture. The Trustee, however, may refuse to follow any direction that conflicts with law or the 2022 Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of the 2022 Notes or that would involve the Trustee in personal liability. Prior to taking any action under the 2022 Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The holders of a majority in principal amount of outstanding 2022 Notes may waive any past defaults under the 2022 Indenture, except a default due to the non-payment of principal or interest, if any, a failure to convert any 2022 Notes into our common stock, a default arising from Helix’s failure to redeem or repurchase any 2022 Notes when required pursuant to the terms of the 2022 Indenture or a default in respect of any covenant that cannot be amended without the consent of each holder affected.

No holder of the 2022 Notes may pursue any remedy under the 2022 Indenture, except in the case of a default due to the non-payment of principal or interest, on the 2022 Notes, unless:

•	the holder has given the Trustee written notice of a default;

•	the holders of at least 25% in principal amount of outstanding 2022 Notes make a written request to the Trustee to pursue the remedy;

•	the Trustee does not receive an inconsistent direction from the holders of a majority in principal amount of outstanding 2022 Notes;

•	the holder or holders have offered reasonable security or indemnity to the Trustee against any costs, liability or expense of the Trustee; and

•	the Trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

The 2022 Indenture requires Helix (i) every year to deliver to the Trustee a statement as to performance of Helix’s obligations under the 2022 Indenture and as to any default and (ii) to deliver to the Trustee prompt notice of any default.

A default in the payment of the 2022 Notes, or a default with respect to the 2022 Notes that causes them to be accelerated, may give rise to a cross-default under Helix’s existing borrowing arrangements.

Amendment and Modification

The consent of the holders of a majority in principal amount of the outstanding 2022 Notes is required to modify or amend the 2022 Indenture. However, a modification or amendment requires the consent of the holder of each outstanding note affected by such modification or amendment if it would:

•	reduce the principal amount of or change the stated maturity of any note;

•	reduce the rate or extend the time for payment of interest on any note;

•
reduce any amount payable upon redemption or repurchase of any note (including upon the occurrence of a fundamental change) or change the time at which or circumstances under which the 2022 Notes may or shall be redeemed or repurchased;

•	impair the right of a holder to institute suit for payment on any note;

•	change the currency in which any note is payable;

•	impair the right of a holder to convert any note or reduce the number of common shares or any other property receivable upon conversion;

•	reduce the quorum or voting requirements under the 2022 Indenture;

•	change Helix’s obligation to maintain an office or agency in the places and for the purposes specified in the 2022 Indenture;

•	subject to specified exceptions, amend or modify certain of the provisions of the 2022 Indenture relating to amendment or modification or waiver of provisions of the 2022 Indenture; or

•	reduce the percentage of 2022 Notes required for consent to any amendment or modification of the 2022 Indenture.

Helix and the Trustee may modify certain provisions of the 2022 Indenture without the consent of the holders of the 2022 Notes, including to:

•	add guarantees with respect to the 2022 Notes or secure the 2022 Notes;

•	remove guarantees as provided in the 2022 Indenture;

•	evidence the assumption of Helix’s obligations by a successor person under the provisions of the 2022 Indenture relating to consolidations, mergers and sales of assets;

•	surrender any of Helix’s rights or powers under the 2022 Indenture;

•	add covenants or events of default for the benefit of the holders of 2022 Notes;

•	cure any ambiguity or correct any mistake, defect or inconsistency in the 2022 Indenture, so long as such action will not materially adversely affect the interests of holders;

•	modify or amend the 2022 Indenture to permit the qualification of the 2022 Indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

•	establish the forms or terms of the 2022 Notes;

•	evidence the acceptance of appointment by a successor trustee;

•
provide for uncertificated 2022 Notes in addition to or in place of certificated 2022 Notes; provided, however, that the uncertificated 2022 Notes are issued in registered form for U.S. Federal income tax purposes;

•	conform, as necessary, the 2022 Indenture and the form or terms of the 2022 Notes, to the “Description of Notes” as set forth in the prospectus supplement related to the 2022 Notes; and

•
make other changes to the 2022 Indenture or forms or terms of the 2022 Notes, provided no such change individually or in the aggregate with all other such changes has or will have a material adverse effect on the interests of the holders of the 2022 Notes.

Calculations in Respect of 2022 Notes

Helix is responsible for making all calculations called for under the 2022 Notes. These calculations include, but are not limited to, determinations of the market prices of our common stock, the amount of accrued interest payable on the 2022 Notes and the conversion price of the 2022 Notes. Helix will make all these calculations in good faith, and, absent manifest error, its calculations will be final and binding on holders of 2022 Notes. Helix will provide a schedule of its calculations to each of the Trustee and the conversion agent, and each of the Trustee and the conversion agent is entitled to rely upon the accuracy of Helix’s calculations without independent verification. The Trustee will forward Helix’s calculations to any holder of 2022 Notes upon the request of that holder.

No Personal Liability of Directors, Officers, Employees or Shareholders

None of Helix’s past, present or future directors, officers, employees or shareholders, as such, will have any liability for any of Helix’s obligations under the 2022 Notes or the 2022 Indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a note, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the 2022 Notes. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Reports to Trustee

Helix will promptly furnish to the Trustee copies of its annual report to shareholders that contains audited financial statements, and any other financial reports that Helix furnishes to shareholders.

Unclaimed Money

If money deposited with the Trustee or paying agent for the payment of principal of, or accrued and unpaid interest on, the 2022 Notes remains unclaimed for two years, the Trustee and paying agent will pay the money back to Helix upon Helix’s written request. However, the Trustee and paying agent have the right to withhold paying the money back to Helix until they publish (in no event later than five days after Helix requests repayment) in a newspaper of general circulation in the City of New York, or mail to each registered holder, a notice stating that the money will be paid back to Helix if unclaimed after a date no less than 30 days from the publication or mailing. After the Trustee or paying agent pays the money back to Helix, holders of 2022 Notes entitled to the money must look to Helix for payment as general creditors, subject to applicable law, and all liability of the Trustee and the paying agent with respect to the money will cease.

Replacement of 2022 Notes

Helix will replace mutilated, lost, destroyed or stolen 2022 Notes at the holder’s expense upon delivery to the Trustee of the mutilated 2022 Notes or evidence of the loss, destruction or theft of the 2022 Notes satisfactory to the Trustee and Helix. In the case of a lost, destroyed or stolen note, Helix or the Trustee may require, at the expense of the holder, indemnity (including in the form of a bond) satisfactory to Helix and the Trustee.

Trustee, Conversion Agent and Paying Agent

Helix appointed The Bank of New York Mellon Trust Company, N.A., as the trustee under the 2022 Indenture, and as paying agent, conversion agent, note registrar and custodian for the 2022 Notes. The trustee or its affiliates may also provide banking and other services to Helix in the ordinary course of their business.

Book-Entry Delivery and Form

General

The 2022 Notes were issued in registered, global form in denominations of integral multiples of $1,000 principal amount.

The 2022 Notes were initially represented by one or more permanent global certificates (which may be subdivided) in definitive, fully registered form without interest coupons (the “global securities”).

The global securities were deposited upon issuance with the Trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC (including the Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”)).

Except as set forth below, the global securities may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global securities may not be exchanged for 2022 Notes in certificated form except in the limited circumstances described below under “-Exchange of Book-Entry Securities for Certificated Securities.”

Transfers of beneficial interests in the global securities will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Exchange of Book-Entry Securities for Certificated Securities

The global securities are exchangeable for certificated securities in definitive, fully registered form without interest coupons only in the following limited circumstances:

•
DTC notifies Helix that it is unwilling or unable to continue as depositary for that global security or ceases to be a clearing agency registered under the Exchange Act and, in either case, Helix does not appoint a successor depositary within 90 days of such notice or cessation; or

•	an event of default has occurred and is continuing, at the request of a beneficial owner of the 2022 Notes.

Governing Law

The 2022 Indenture and the 2022 Notes are governed by and construed in accordance with the laws of the State of New York.

Description of the 2023 Notes

The 2023 Notes were issued pursuant to the 2023 Indenture between Helix and the Trustee.

The following summary of the terms of the 2023 Notes and the 2023 Indenture does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the 2023 Notes and the 2023 Indenture.

For purposes of this summary, the terms “Helix,” “Company,” “we,” “us” and “our” refer only to Helix Energy Solutions Group, Inc. and not to any of its subsidiaries, unless specified otherwise.

General

Helix has outstanding $125.0 million aggregate principal amount of the 2023 Notes. The 2023 Notes bear interest at a rate of 4.125% per annum payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2018, to holders of record at the close of business on the preceding March 1 and September 1, respectively, except as described below.

The 2023 Notes:

•	were issued in denominations of integral multiples of $1,000 principal amount;

•	are Helix’s general unsecured indebtedness and will be equal in right of payment to Helix’s other senior unsecured indebtedness as described under “- Ranking”;

•
are redeemable by Helix under certain circumstances, at Helix’s option, at a price equal to 100% of the principal amount, plus accrued and unpaid interest and the make-whole premium, at any time on or after March 15, 2021, as described below under “- Optional Redemption”;

•
are convertible under certain circumstances and during specified time periods into shares of our common stock, cash, or a combination of cash and shares of our common stock, at Helix’s election, as described below under “- Conversion Rights,” based on an initial conversion rate of 105.6133 shares of our common stock per $1,000 principal amount of 2023 Notes (which represents an initial conversion price of approximately $9.47 per share of our common stock), subject to adjustment; and

•
are subject to repurchase by Helix at the option of the holder upon a fundamental change, as described under “- Holders May Require Helix to Repurchase their 2023 Notes Upon A Fundamental Change,” at a repurchase price in cash equal to 100% of the principal amount of the 2023 Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The 2023 Notes mature on September 15, 2023, unless earlier converted, redeemed or repurchased.

All cash payments on the 2023 Notes will be made in U.S. dollars.

The 2023 Notes were issued in denominations of integral multiples of $1,000 principal amount, without coupons. The 2023 Notes were initially issued as global securities in book-entry form. Payments in respect of 2023 Notes represented by global securities are made by wire transfer of immediately available funds to DTC or its nominee as registered owner of the global securities. Payments in respect of 2023 Notes that are issued in certificated form are made by wire transfer of immediately available funds to the accounts specified by each holder of more than $5.0 million aggregate principal amount of the 2023 Notes. However, if a holder of a certificated note does not specify an account, or holds $5.0 million or less in aggregate principal amount of the 2023 Notes, then a check will be mailed to that holder’s registered address.

Helix may, from time to time, without notice to or the consent of the holders, reopen the 2023 Indenture under which the 2023 Notes were issued and issue notes in an unlimited aggregate principal amount with the same terms (subject to certain exceptions) as the 2023 Notes, in an unlimited aggregate principal amount, provided if the additional notes are not fungible with the 2023 Notes for United States federal income tax purposes, then they must be issued with a different CUSIP number. The 2023 Notes and any additional notes would be treated as a single class for all purposes under the 2023 Indenture and would vote together as one class on all matters with respect to the 2023 Notes.

The certificated 2023 Notes may be (i) converted at the office of the conversion agent, (ii) presented for registration of transfer at the office of the registrar for the 2023 Notes and (iii) presented for payment at maturity at the office of the paying agent. The Trustee has been appointed as the initial conversion agent, registrar and paying agent for the 2023 Notes. There is no sinking fund for the 2023 Notes. The 2023 Indenture does not contain any financial covenants and does not limit Helix’s ability to incur additional indebtedness, including senior or secured indebtedness, pay dividends or issue or repurchase Helix’s securities. In addition, the 2023 Indenture does not provide any protection to holders of 2023 Notes in the event of a highly leveraged transaction or a change in control, except as, and only to the limited extent, described under “- Conversion Rights - Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change,” “- Holders May Require Helix to Repurchase their 2023 Notes Upon A Fundamental Change” and “- Consolidation, Merger and Sale of Assets.”

If any interest payment date, maturity date, redemption date, repurchase date or settlement date (including upon the occurrence of a fundamental change, as described below) falls on a day that is not a business day, then the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below), as the case may be, to that next succeeding business day. Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a “business day.”

Ranking

The 2023 Notes are Helix’s general unsecured senior obligations and rank equally in right of payment with all other unsecured senior indebtedness of Helix. However, the 2023 Notes are effectively subordinated to any existing and future secured indebtedness of Helix and other obligations to the extent of the value of the assets securing the indebtedness or other obligations. The 2023 Notes are also effectively subordinated to all liabilities, including trade payables and lease obligations, of Helix’s subsidiaries. Any right by Helix to receive the assets of any of its subsidiaries upon a liquidation or reorganization of that subsidiary, and the consequent right of the holders of the 2023 Notes to participate in those assets, is effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that Helix is recognized as a creditor of such subsidiary, in which case Helix’s claims would still be effectively subordinated to any security interests in the assets of such subsidiary and subordinated to any indebtedness of such subsidiary that is senior to that held by Helix.

Helix’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the 2023 Notes or to make any funds available for payment on the 2023 Notes, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances or other payments to Helix by Helix’s subsidiaries may be subject to statutory, regulatory, contractual or other restrictions, will depend on their earnings or financial condition and are subject to various business considerations. As a result, Helix may be unable to gain access to the cash flow or assets of its subsidiaries.

The 2023 Indenture does not limit the amount of additional indebtedness, including senior or secured indebtedness, which Helix can create, incur, assume or guarantee, nor does the 2023 Indenture limit the amount of indebtedness or other liabilities that its subsidiaries can create, incur, assume or guarantee.

Interest Payments

Interest on the 2023 Notes is paid at a rate of 4.125% per annum, payable semi-annually in arrears on each March 15 and September 15 of each year, beginning on September 15, 2018. Except as described below, interest that is due on an interest payment date is paid to holders of record at the close of business on the preceding March 1 and September 1 (each, a “2023 Record Date”), respectively. Interest accrues on the 2023 Notes from, and including, March 20, 2018 or from, and including, the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be. Interest on the 2023 Notes is paid on the basis of a 360-day year consisting of twelve 30-day months.

If 2023 Notes are converted after the close of business on a 2023 Record Date but prior to the open of business on the next interest payment date, holders of such 2023 Notes at the close of business on such 2023 Record Date will, on such interest payment date, receive the full amount of the accrued and unpaid interest payable on such 2023 Notes on such interest payment date notwithstanding the conversion. However, a holder who surrenders a note for conversion after the close of business on a 2023 Record Date but prior to the open of business on the next interest payment date (whether or not the holder of record as of the close of business on such 2023 Record Date) must pay to the conversion agent, upon surrender, an amount equal to the full amount of accrued and unpaid interest payable on the corresponding interest payment date on the note so converted; provided that no such interest payment need be made to Helix:

•	if the note is surrendered for conversion after the close of business on September 1, 2023, the 2023 Record Date immediately preceding the maturity date;

•
if there is specified a redemption date or a repurchase date relating to a fundamental change that is after a 2023 Record Date and on or prior to the business day immediately after the next interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Conversion Rights

If the conditions for conversion of the 2023 Notes described under “- Conditions for Conversion” and “- Conversion Procedures” are satisfied, holders of 2023 Notes may, subject to prior maturity or repurchase, convert their 2023 Notes in integral multiples of $1,000 principal amount based on an initial conversion rate of 105.6133 shares of our common stock per $1,000 principal amount of 2023 Notes (which represents an initial conversion price of approximately $9.47 per share of our common stock). The conversion rate, and thus the conversion price, will be subject to adjustment as described below. Except as described below, no payment or other adjustment on conversion with respect to any accrued interest, if any, on the 2023 Notes will be made, and no adjustment of the conversion rate to account for accrued and unpaid interest, if any, will be made. Instead, accrued interest, if any, will be deemed to be paid by the consideration received by the holder upon conversion. As a result, accrued interest, if any, is deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon conversion of the 2023 Notes into a combination of cash and shares of our common stock, accrued and unpaid interest, if any, will be deemed to be paid first out of the cash paid upon such conversion.

Fractional shares will not be issued upon conversion of 2023 Notes. Instead, cash in lieu of fractional shares will be paid based on the closing sale price (as defined below) of our common stock on the conversion date (in the case of physical settlement) or the volume-weighted average price per share of our common stock on the last trading day of the relevant observation period (as defined below) (in the case of combination settlement).

In certain circumstances, a holder must, upon conversion, pay interest if the conversion occurs after the close of business on a 2023 Record Date and prior to the open of business on the next interest payment date. See “- Interest Payments” above. A note for which a holder has delivered a fundamental change repurchase notice, as described below, requiring Helix to repurchase the note may be surrendered for conversion only if the holder withdraws the notice in accordance with the 2023 Indenture.

If a holder’s 2023 Notes are called for redemption, the holder may convert the 2023 Notes only until the close of business on the second business day prior to the redemption date unless Helix fails to pay the redemption price.

“Closing sale price” on any date means, as determined by Helix, the per share price of the referenced security on such date, determined (i) on the basis of the closing per share sale price (or if no closing per share sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid prices per share and the average ask prices per share) on such date on the principal U.S. national or regional securities exchange on which shares of the referenced security are listed; or (ii) if shares of the referenced security are not listed on a U.S. national or regional securities exchange, as reported by OTC Markets Group Inc. or a similar organization; provided, however, that in the absence of any such report or quotation, the closing sale price shall be the price determined by a nationally recognized independent investment banking firm retained by Helix for such purpose as most accurately reflecting the per share price that a fully informed buyer, acting on his own accord, would pay to a fully informed seller, acting on his own accord, in an arms-length transaction, for a share of the referenced security.

Helix may appoint any bid solicitation agent, and may change such bid solicitation agent.

“Trading day” means, with respect to the referenced security, a day during which (i) trading in the referenced security generally occurs on the principal U.S. national or regional securities exchange on which the referenced security is then listed or, if the referenced security is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the referenced security is then traded, and (ii) a “market disruption event” (as defined below) has not occurred; provided, however, that if the referenced security is not listed for trading or quotation on or by any exchange, bureau or other organization, “trading day” will mean any business day.

“Market disruption event” means, with respect to a referenced security on any date such reference security is listed for trading or quotation on or by any exchange, bureau or other organization, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which such referenced security is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in such referenced security or in any options, contracts or futures contracts relating to such referenced security.

Conditions for Conversion

The 2023 Notes are convertible only during certain periods or in certain circumstances as described below. If the 2023 Notes become convertible, Helix will provide written notice to the Trustee, the conversion agent and each holder, and will publicly announce, through a reputable national newswire service, that the 2023 Notes have become convertible, stating, among other things:

•	the event causing the 2023 Notes to become convertible;

•	the time during which the 2023 Notes will be convertible as a result of that event;

•	if that event is a transaction described under “- Conversion upon the Occurrence of Certain Corporate Transactions,” the effective date of the transaction; and

•	the procedures holders must follow to convert their 2023 Notes, including the name and address of the conversion agent.

Helix will send the notice as soon as practicable, but in no event later than the open of business on the business day following the date the 2023 Notes become convertible as a result of the event. Holders may surrender their 2023 Notes for conversion only in the following circumstances:

Conversion Based on Price of Shares of Our Common Stock

Prior to March 15, 2023, holders may surrender their 2023 Notes for conversion during any calendar quarter after the calendar quarter ending June 30, 2018 (and only during such calendar quarter), if the closing sale price of our common stock for each of 20 or more trading days (whether or not consecutive) in a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price of the 2023 Notes (the “conversion trigger price”) in effect on each applicable trading day.

Helix’s board of directors (or a committee thereof) will make appropriate adjustments to the closing sale price of our common stock, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the “ex-dividend date” of the event occurs, during the 30 consecutive trading day period described above.

Conversion upon Satisfaction of the 2023 Trading Price Condition

Prior to March 15, 2023, holders may surrender their 2023 Notes for conversion during the five consecutive business days immediately after any five consecutive trading day period (the “2023 Note Measurement Period”) in which the trading price per $1,000 principal amount of the 2023 Notes, as determined following a request by a holder of 2023 Notes in accordance with the procedures described below, for each trading day in that 2023 Note Measurement Period was equal to or less than 97% of the conversion value of the 2023 Notes on such trading day (this condition is the “2023 Trading Price Condition”).

Solely for purposes of the 2023 Trading Price Condition, the “conversion value” per $1,000 principal amount of 2023 Notes on each trading day in the 2023 Note Measurement Period is the product of the closing sale price of our common stock and the conversion rate of the 2023 Notes in effect on that trading day.

The bid solicitation agent will have no obligation to determine the trading price of the 2023 Notes unless Helix has requested it to do so, and Helix will have no obligation to make such request unless a holder of at least $1.0 million aggregate principal amount of 2023 Notes provides Helix with written notice that includes reasonable evidence that the trading price per $1,000 principal amount of the 2023 Notes would be equal to or less than 97% of the conversion value of the 2023 Notes. At such time, Helix will instruct the bid solicitation agent to determine the trading price of the 2023 Notes for each of the next five trading days and on each succeeding trading day until the 2023 Trading Price Condition is no longer satisfied.

The “trading price” of the 2023 Notes on any date of determination (the “determination date”) means the average of the secondary market bid quotations obtained by the bid solicitation agent for $2.0 million aggregate principal amount of the 2023 Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers Helix selects; provided, however, that if:

•	three such bids cannot reasonably be obtained by the bid solicitation agent, but two such bids are obtained, then the average of the two bids shall be used, and

•	only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used;

provided, further, that if no bids are received for such determination date, then the trading price of the 2023 Notes on any date of determination will be deemed to be less than 97% of the conversion value of the 2023 Notes on such determination date.

Conversion upon Notice of Redemption

If any or all of the 2023 Notes are called for redemption, a holder may convert any of its 2023 Notes at any time prior to the close of business on the second business day immediately prior to the redemption date, unless Helix fails to pay the redemption price.

Conversion upon the Occurrence of Certain Corporate Transactions

If, prior to March 15, 2023, there occurs (1) a “fundamental change” (as described under “- Holders May Require Helix to Repurchase their 2023 Notes Upon A Fundamental Change”); a (2) “make-whole fundamental change” (as described under “- Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change”) or (3) a “common stock change event” (as described under “- Change in the Conversion Right Upon Certain Reclassifications, Business Combinations and Asset Sales,” other than, in the case of this clause (3), a transaction described in clause (1) under such caption that complies with Helix’s obligations described below under the caption “- Consolidation, Merger and Sale of Assets,” if applicable, and is not a fundamental change or make-whole fundamental change), in each case other than a merger or other business combination transaction that is effected solely to change Helix’s jurisdiction of incorporation and that does not constitute a fundamental change or a make-whole fundamental change, then a holder may surrender its 2023 Notes for conversion at any time during the period that begins on, and includes, the effective date of the transaction and ends on, and includes, the 35th business day after the effective date of the transaction (or, if such transaction also constitutes a fundamental change, until the related fundamental change repurchase date). Helix will notify holders and the Trustee of any such transaction no later than the actual effective date of such transaction. In addition, if the transaction is a “fundamental change,” then the 2023 Notes may also be surrendered for repurchase as described below under “- Holders May Require Helix to Repurchase their 2023 Notes Upon A Fundamental Change.” Holders that convert their 2023 Notes in connection with a “make-whole fundamental change” may in some circumstances also be entitled to an increased conversion rate. See “- Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change.”

In addition, if Helix elects to:

•
distribute to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 60 days after the 2023 Record Date of such distribution, to purchase or subscribe for shares of our common stock at a price per share less than the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date such distribution is announced; or

•
distribute to all or substantially all holders of our common stock the assets, debt securities or rights to purchase securities of Helix (excluding distributions solely pursuant to a transaction described in clause (1) under the caption “- Adjustments to the Conversion Rate”), which distribution has a per share value, as reasonably determined by Helix’s board of directors (or a committee thereof), exceeding 10% of the closing sale price of our common stock on the trading day preceding the date of announcement for such distribution, then Helix must notify holders of the action or event at least 45 business days before the ex-dividend date for such distribution. Once such notice has been given, holders may surrender their 2023 Notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately preceding the ex-dividend date for such distribution and Helix’s announcement that such distribution will not take place, even if the 2023 Notes are not otherwise convertible at such time.

However, Helix will not be required to provide such notice, and holders will not have the right to convert their 2023 Notes pursuant to the provision described in the preceding sentence on account of a distribution, if each holder participates, at the same time and upon the same terms as holders of our common stock and solely as a result of holding the 2023 Notes, in such distribution without having to convert their 2023 Notes as if such holder held a number of shares of our common stock equal to the conversion rate in effect on the 2023 Record Date for such distribution multiplied by the principal amount (expressed in thousands) of 2023 Notes held by such holder.

Conversion on or after March 15, 2023

The 2023 Notes may be surrendered for conversion at any time from, and including, March 15, 2023 to, and including, the business day immediately preceding September 15, 2023, regardless of the foregoing conditions.

Conversion Procedures

To convert its note into shares of our common stock, cash or a combination of cash and shares of our common stock, as the case may be, a holder of a certificated note must:

•	complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to interest payable on the next interest payment date; and

•	if required, pay all transfer or similar taxes.

If a holder holds a beneficial interest in a global note, to convert such note, a holder must comply with the last two requirements listed above and comply with DTC’s procedures for converting a beneficial interest in a global note. The date a holder complies with these requirements is the “conversion date” under the 2023 Indenture. A holder receiving shares of our common stock upon conversion will not be entitled to any rights as a holder of our common stock, including, among other things, the right to vote, respond to tender offers and receive dividends and notices of shareholder meetings, until the close of business on the conversion date (in the case of physical settlement) or the close of business on the last VWAP trading day of the applicable observation period (in the case of combination settlement).

Settlement Elections

Upon conversion of the 2023 Notes, in satisfaction of Helix’s conversion obligation, Helix will pay or deliver, as the case may be, to holders, at Helix’s election, (i) shares of our common stock, together with cash in lieu of any fractional share (“physical settlement”); (ii) cash (“cash settlement”); or (iii) a combination of cash and shares of our common stock, together with cash in lieu of any fractional share (“combination settlement”). “Settlement method” means physical settlement, cash settlement or combination settlement, as applicable.

Helix will inform the holders through the Trustee of the settlement method chosen to satisfy Helix’s obligation upon conversion (and the specified cash amount (as defined below), if applicable), as follows:

•
in respect of 2023 Notes to be converted with a conversion date that is on or after the 45th scheduled trading day immediately preceding the maturity date for the 2023 Notes, no later than the 45th scheduled trading day immediately preceding the maturity date; and

•	in all other cases, no later than the business day following the applicable conversion date;

provided, however, that if any 2023 Notes are called for redemption, then (i) Helix will specify in the related redemption notice the settlement method that will apply to all conversions with a conversion date that occurs on or after the date Helix sends such redemption notice and before the related redemption date; and (ii) if the related redemption date is on or after the 45th scheduled trading day immediately preceding the maturity date, then such settlement method must be the same settlement method that applies to all conversions with a conversion date that occurs on or after the 45th scheduled trading day immediately preceding the maturity date. Except as provided in the preceding sentence, the same settlement method must be used for all conversions with a conversion date that occurs on the same day, but Helix will not be obligated to use the same settlement method for conversions with conversion dates that occur on different days.

If Helix fails to give any notice within the time periods described as to how Helix intends to settle, then the “default settlement method” (as defined below) will be deemed to have been elected to apply and such failure will not be deemed to be a default under the 2023 Indenture. If Helix elects “combination settlement” to apply but fails to specify the specified cash amount, then the specified cash amount will be deemed to be $1,000 per $1,000 principal amount of 2023 Notes.

The “default settlement method” means physical settlement. Helix may, from time to time, change the default settlement method, to any settlement method that Helix is then permitted to elect, by sending notice of the new default settlement method to the holders of the 2023 Notes.

Upon surrender of 2023 Notes for conversion, Helix will deliver cash, shares of our common stock or a combination thereof as described below under “- Settlement Upon Conversion.”

Settlement Upon Conversion

Except as described below under the captions “- Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change - The Increase in the Conversion Rate,” “- Change in the Conversion Right Upon Certain Reclassifications, Business Combinations and Asset Sales” and “- Adjustments to the Conversion Rate,” Helix will pay or deliver, as applicable, the consideration due upon conversion as follows: (i) if cash settlement or combination settlement applies, on or before the second business day immediately after the last VWAP trading day of such observation period; and (ii) if physical settlement applies, on or before the second business day immediately after such conversion date.

“Relevant exchange” means the NYSE or, if our common stock is not then listed on the NYSE, the principal U.S. national or regional securities exchange on which our common stock is listed for trading.

The amount of cash and number of shares of our common stock, as the case may be, due upon conversion will be as follows:

(1)    if Helix elects (or are deemed to have elected) physical settlement, Helix will deliver to the converting holder a number of shares of our common stock equal to (i) (A) the aggregate principal amount of 2023 Notes to be converted, divided by (B) $1,000, multiplied by (ii) the conversion rate in effect on the relevant conversion date (provided that Helix will deliver cash in lieu of fractional shares as described above);

(2)    if Helix elects (or is deemed to have elected) cash settlement, Helix will pay to the converting holder, for each $1,000 principal amount of 2023 Notes to be converted, cash in an amount equal to the sum of the daily conversion values for each of the 40 consecutive VWAP trading days in the relevant observation period; and

(3)    if Helix elects (or is deemed to have elected) combination settlement, Helix will pay or deliver to the converting holder, for each $1,000 principal amount of 2023 Notes to be converted, cash and shares of our common stock, if any, equal to the sum of the daily settlement amounts for each of the 40 consecutive VWAP trading days in the relevant observation period (provided that Helix will deliver cash in lieu of fractional shares as described above).

The “daily settlement amount” per $1,000 principal amount of 2023 Notes to be converted will consist of the following for each of the 40 consecutive VWAP trading days in the relevant observation period:

•
cash equal to the lesser of (i) the applicable specified cash amount per $1,000 principal amount, divided by 40 (such quotient being referred to as the “daily measurement value”); and (ii) the daily conversion value for such VWAP trading day; and

•
to the extent such daily conversion value exceeds such daily measurement value, a number of shares of our common stock equal to (i) the difference between such daily conversion value and such daily measurement value, divided by (ii) the volume-weighted average price of our common stock on such VWAP trading day.

“Specified cash amount” means, with respect to the conversion of a note to which combination settlement applies, the maximum cash amount per $1,000 principal amount of such note deliverable upon such conversion (excluding cash in lieu of any fractional share of our common stock).

The “daily conversion value” means, for each of the 40 consecutive VWAP trading days in the observation period, one-40th of the product of (i) the conversion rate in effect on such VWAP trading day and (ii) the volume-weighted average price of our common stock on such VWAP trading day.

The “volume-weighted average price” of our common stock on any VWAP trading day means such price per share of our common stock as displayed on Bloomberg (or any successor service) page “HLX <equity> AQR” in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP trading day; or, if such price is not available, the volume-weighted average price means the market value per share of our common stock on such day as determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm retained for this purpose by Helix.

The “observation period” means:

•
subject to the immediately following bullet, with respect to any conversion date occurring on or after the 45th scheduled trading day immediately preceding the maturity date, the 40 consecutive VWAP trading day period beginning on, and including, the 42nd scheduled trading day immediately before the maturity date;

•
with respect to any conversion date for a note occurring on or after the date Helix has sent a redemption notice calling such note for redemption and before the related redemption date, the 40 consecutive VWAP trading days beginning on, and including, the 42nd scheduled trading day immediately before such redemption date; or

•	in all other cases, the 40 consecutive VWAP trading day period beginning on, and including, the third VWAP trading day immediately following the relevant conversion date.

“VWAP trading day” means a day on which (i) there is no VWAP market disruption event; and (ii) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then traded. If our common stock is not so listed or traded, then “VWAP trading day” means a business day.

“VWAP market disruption event” means, with respect to any date, (i) the failure by the principal U.S. national or regional securities exchange on which our common stock is then listed, or, if our common stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which our common stock is then traded, to open for trading during its regular trading session on such date; or (ii) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in our common stock or in any options, contracts or futures contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“Scheduled trading day” means a day that is scheduled to be a trading day on the primary United States national securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means any business day.

Adjustments to the Conversion Rate

The applicable conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events, except that Helix will not make any adjustment to the conversion rate if each holder of 2023 Notes participates (other than in the case of a transaction described in clauses (1) or (5) below), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the 2023 Notes, in any of the transactions described below without having to convert such holder’s 2023 Notes as if such holder held a number of shares of our common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of 2023 Notes held by such holder:

(1)    If Helix issues shares of our common stock as a dividend or distribution on shares of our common stock, or effects a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0
where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

CR1 = the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be; and

OS1 = the number of shares of our common stock outstanding immediately after such dividend or distribution, or such share split or share combination, as the case may be.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as the case may be. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, or any share split or combination of the type described in this clause (1) is announced but the outstanding shares of our common stock are not split or combined, as the case may be, the conversion rate shall be immediately readjusted, effective as of the date Helix’s board of directors (or a committee thereof) determines not to pay such dividend or distribution, or not to split or combine the outstanding shares of our common stock, as the case may be, to the conversion rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.

(2)    If Helix distributes, to all or substantially all holders of our common stock, any rights, options or warrants entitling such holders, for a period expiring not more than 60 days immediately following the 2023 Record Date of such distribution, to purchase or subscribe for shares of our common stock at a price per share less than the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date such distribution is announced, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	OS0 + X
OS0 + Y
where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 = the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the open of business on the ex-dividend date for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of our common stock equal to (x) the aggregate price payable to exercise such rights, options or warrants divided by (y) the average of the closing sale prices of our common stock over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date such distribution is announced.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the ex-dividend date for such distribution. To the extent that shares of our common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of our common stock actually delivered. If such rights, options or warrants are not so distributed, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such ex-dividend date for such distribution had not occurred.

For purposes of this clause (2) and the provisions described above under the caption “- Conditions for Conversion - Conversion upon the Occurrence of Certain Corporate Transactions,” in determining whether any rights, options or warrants entitle the holders thereof to subscribe for or purchase shares of our common stock at less than such average of the closing sale prices for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date such distribution is announced, and in determining the aggregate offering price of such shares of our common stock, there shall be taken into account any consideration received by Helix for such rights, options or warrants and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by Helix’s board of directors (or a committee thereof).

(3)    (a)    If Helix distributes shares of our capital stock, evidences of our indebtedness or other assets, securities or property of Helix, or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•
dividends, distributions or issuances referred to in clauses (1) or (2) above (including, for the avoidance of doubt, any such dividends, distributions or issuance for which an adjustment to the conversion rate is not yet effected pursuant to such clause (1) or (2), as applicable, due to the application of the “1% provision” (as defined below));

•
dividends or distributions paid exclusively in cash referred to in clause (4) below (including, for the avoidance of doubt, any such dividends or distributions for which an adjustment to the conversion rate is not yet effected pursuant to such clause (4) due to the application of the 1% provision);

•
dividends or distributions solely pursuant to a common stock change event, as to which the provisions described below under the caption “- Change in the Conversion Right Upon Certain Reclassifications, Business Combinations and Asset Sales” will apply; and

•	spin-offs to which the provisions set forth in clause (3)(b) below shall apply (subject, for the avoidance of doubt, to the 1% provision),

•	then the conversion rate will be increased based on the following formula:

CR1 = CR0 x	SP
SP - FMV
where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 = the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

SP = the average of the closing sale prices of our common stock over the 10 consecutive trading- day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by Helix’s board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, securities, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

If “FMV” (as defined above) is equal to or greater than the “SP” (as defined above), then, in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of 2023 Notes it holds, at the same time and upon the same terms as holders of our common stock, the amount and kind of Helix’s capital stock, evidences of Helix indebtedness, other assets, securities, property, rights, options or warrants that such holder would have received as if such holder owned a number of shares of our common stock equal to the conversion rate in effect on the 2023 Record Date for the distribution.

Any increase made under this clause (3)(a) will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared.

(b)    If Helix dividends or distributes, to all or substantially all holders of our common stock, shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit (other than a distribution solely pursuant to a common stock change event, as to which the provisions described below under the caption “- Change in the Conversion Right Upon Certain Reclassifications, Business Combinations and Asset Sales” will apply) where such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the spin-off (as defined below)) on a national securities exchange (a “spin-off”), the conversion rate will be increased based on the following formula:

CR1 = CR0 x	FMV + MP
MP
where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for the spin-off;

CR1 = the conversion rate in effect immediately after the open of business on the ex-dividend date for the spin-off;

FMV = the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive trading-day period (the “spin-off valuation period”) beginning on, and including, the ex-dividend date for the spin-off; and

MP = the average of the closing sale prices of our common stock over the spin-off valuation period.

The adjustment to the conversion rate under the preceding paragraph will be determined as of the end of the spin-off valuation period but will be given effect immediately after the open of business on the ex-dividend date for the spin-off, with retroactive effect. If a note is converted and the conversion date (in the case of physical settlement) or any VWAP trading day of the applicable observation period (in the case of cash settlement or combination settlement) occurs during the spin-off valuation period, then, notwithstanding anything to the contrary, Helix will, if necessary, delay the settlement of such conversion until the second business day after the last day of the spin-off valuation period.

(4)    If any cash dividend or distribution is made to all or substantially all holders of our common stock, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	SP
SP - C
where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1 = the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP = the closing sale price of our common stock on the trading day immediately preceding the ex- dividend date for such dividend or distribution; and

C = the amount in cash per share of our common stock Helix dividend or distributed to holders of our common stock.

If “C” (as defined above) is equal to or greater than “SP” (as defined above), then, in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of 2023 Notes, at the same time and upon the same terms as holders of our common stock, the amount of cash that such holder would have received as if such holder owned a number of shares of our common stock equal to the conversion rate on the 2023 Record Date for such cash dividend or distribution. Such increase shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date Helix’s board of directors (or a committee thereof) determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5)    If Helix or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the cash and value of any other consideration included in the payment per share of our common stock exceeds the average (such average, the “reference price”) of the closing sale prices of our common stock over the 10 consecutive trading-day period (the “tender/exchange offer valuation period”) commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	AC + (SP x OS1)
OS0 x SP
where,

CR0 = the conversion rate in effect immediately prior to the time (the “expiration time”) such tender or exchange offer expires;

CR1 = the conversion rate in effect immediately after the expiration time;

AC = the aggregate value of all cash and any other consideration (as determined by Helix’s board of directors or a committee thereof) paid or payable for shares of our common stock purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the expiration time (before giving effect to the purchase of all shares of our common stock accepted for purchase or exchange in such tender or exchange offer);

OS1 = the number of shares of our common stock outstanding immediately after the expiration time (excluding all shares of our common stock accepted for purchase or exchange in such tender or exchange offer); and

SP = the reference price.

The adjustment to the conversion rate pursuant to this clause (5) will be determined as of the end of the tender/exchange offer valuation period but will be given effect immediately after the expiration time, with retroactive effect. If a note is converted and the conversion date (in the case of physical settlement) or any VWAP trading day of the applicable observation period (in the case of cash settlement or combination settlement) occurs during the tender/exchange offer valuation period, then, notwithstanding anything to the contrary, Helix will, if necessary, delay the settlement of such conversion until the second business day after the last day of the tender/exchange offer valuation period.

Notwithstanding anything to the contrary, if:

•	a note is to be converted;

•
the 2023 Record Date, effective date or expiration time for any event that requires an adjustment to the conversion rate pursuant to the provisions described in clauses (1) through (5), inclusive, above has occurred on or before the conversion date for such conversion (in the case of physical settlement) or on or before any VWAP trading day in the observation period for such conversion (in the case of combination settlement), but an adjustment to the conversion rate for such event has not yet become effective as of such conversion date or VWAP trading day, as applicable;

•
the consideration due upon such conversion (in the case of physical settlement) or due in respect of such VWAP trading day (in the case of combination settlement) includes any whole shares of our common stock; and

•	such shares are not entitled to participate in such event (because they were not held on the related 2023 Record Date or otherwise),

then, solely for purposes of such conversion, Helix will, without duplication, give effect to such adjustment on such conversion date (in the case of physical settlement) or such VWAP trading day (in the case of combination settlement). In such case, if the date Helix is otherwise required to deliver the consideration due upon such conversion is before the first date on which the amount of such adjustment can be determined, then Helix will (i) deliver, on such date it is otherwise required by the 2023 Indenture, the consideration due upon such conversion based on the applicable unadjusted conversion rate(s); and (ii) deliver, on the business day immediately after such first date, any additional consideration arising from giving effect to such adjustment to the applicable conversion rate(s).

Notwithstanding anything to the contrary in the 2023 Indenture or the 2023 Notes, if:

•	a conversion rate adjustment for any dividend or distribution becomes effective on any ex-dividend date pursuant to the provisions described clauses (1) through (5), inclusive, above;

•	a note is to be converted pursuant to physical settlement or combination settlement;

•
the conversion date for such conversion (in the case of physical settlement) or any VWAP trading day in the observation period for such conversion (in the case of combination settlement) occurs on or after such ex-dividend date and on or before the related 2023 Record Date;

•
the consideration due upon such conversion (in the case of physical settlement) or due with respect to such VWAP trading day (in the case of combination settlement) includes any whole shares of our common stock based on a conversion rate that is adjusted for such dividend or distribution; and

•	such shares would be entitled to participate in such dividend or distribution,

then (x) such conversion rate adjustment will not be given effect for such conversion (in the case of physical settlement) or for such VWAP trading day (in the case of combination settlement); and (y) the shares of our common stock, if any, issuable upon such conversion (in the case of physical settlement) or issuable with respect to such VWAP trading day (in the case of combination settlement) based on such unadjusted conversion rate will be entitled to participate in such dividend or distribution.

The “ex-dividend date” is the first date on which our common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question from Helix or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

As used in this section titled “- Adjustments to the Conversion Rate,” “2023 Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property, the date fixed for determination of holders of stock entitled to receive such cash, securities or other property (whether such date is fixed by Helix’s board of directors or a committee thereof or by statute, contract or otherwise).

The 2023 Indenture does not require Helix to adjust the conversion rate for any of the transactions described in the clauses (1) through (5) above (other than for share splits or share combinations) if Helix makes provision for each holder of the 2023 Notes to participate in the transaction, at the same time as holders of our common stock participate, without conversion, as if such holder held a number of shares of our common stock equal to the conversion rate in effect on the 2023 Record Date or effective date, as the case may be, for such transaction, multiplied by the principal amount (expressed in thousands) of 2023 Notes held by such holder.

If Helix issues rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then:

•	Helix will not adjust the conversion rate pursuant to the provisions described in clauses (1) through (5), inclusive, above until the earliest of these triggering events occurs; and

•	Helix will readjust the conversion rate to the extent any of these rights, options or warrants are not exercised before they expire.

The conversion rate pursuant to the provisions described in clauses (1) through (5), inclusive, above will not be adjusted unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, any adjustment that otherwise would have had to be made will be taken into account in any subsequent adjustment. However, all such deferred adjustments must be given effect immediately upon the earliest of the following: (i) when all such deferred adjustments would result in a change of at least 1% to the conversion rate; (ii) the conversion date of, or any VWAP trading day of an observation period for, any note; (iii) the date a fundamental change or make-whole fundamental change occurs; (iv) the date any 2023 Notes are called for redemption; and (iv) March 15, 2023. The provisions described in this paragraph are referred to herein as the “1% provision.”

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th.

To the extent permitted by law and the continued listing requirements of the NYSE, Helix may, from time to time, increase the conversion rate by any amount for a period of at least 20 business days or any longer period permitted or required by law, so long as the increase is irrevocable during that period and Helix’s board of directors (or a committee thereof) determines that the increase is in Helix’s best interests. Helix will send a notice of the increase to the Trustee, the conversion agent and the holders at least 15 days before the day the increase commences. In addition, Helix may, but is not obligated to, increase the conversion rate as Helix determines to be advisable in order to avoid or diminish taxes to recipients of certain distributions.

To the extent that any future rights plan (i.e., a poison pill) adopted by Helix, is in effect, upon conversion of the 2023 Notes, holders of the 2023 Notes will receive, in addition to any shares of our common stock that are otherwise due upon conversion, the rights under such future rights plan in respect of such shares of our common stock, unless the rights have separated from our common stock at the time of conversion in accordance with the provisions of the applicable rights plan, in which case the conversion rate will be adjusted at the time of separation as if Helix had distributed to all holders of our common stock, shares of the capital stock of Helix, evidences of indebtedness, other assets, securities or property as described in clause (3)(a) under “- Adjustments to the Conversion Rate” above, subject to readjustment in the event of the expiration, termination or redemption of such rights. See “Description of capital stock.”

In the event of an adjustment to the conversion rate, the holders of the 2023 Notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. This generally would occur, for example, if Helix adjusts the conversion rate to compensate holders for cash dividends on our common stock and could also occur if Helix makes other distributions of cash or property to Helix’s shareholders. Any applicable withholding taxes (including backup withholding) with respect to deemed dividends may be withheld from payments of interest and payments of cash or our common stock upon conversion, repurchase or maturity of the 2023 Notes or sales proceeds received by a holder, or if any withholding taxes (including backup withholding) are paid on behalf of a holder, those amounts may be set off against such payments of cash or our common stock received by, or other funds or assets of, such holder.

Events That Will Not Result in Adjustment

The conversion rate will not be adjusted:

•
upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on Helix’s securities and the investment of additional optional amounts in our common stock under any plan;

•
upon the issuance of any shares of our common stock, restricted stock or restricted stock units, nonqualified stock options, incentive stock options or any other options or rights (including stock appreciation rights) to purchase shares of our common stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, Helix or any of its subsidiaries;

•
upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet point and outstanding as of the date the 2023 Notes were first issued;

•	for a third party tender offer by any party other than a tender offer by one or more of Helix’s subsidiaries as described in clause (5) under the caption “- Adjustments to the Conversion Rate” above;

•	solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act;

•	for accrued and unpaid interest, if any;

•
upon the repurchase of any shares of our common stock pursuant to an open-market share repurchase program or other buy-back transaction, including structured or derivative transactions, that is not a tender offer or exchange offer of the nature described in clause (5) under the caption “- Adjustments to the Conversion Rate” above; or

•	for a change in the par value of shares of our common stock.

Change in the Conversion Right Upon Certain Reclassifications, Business Combinations and Asset Sales

If Helix:

(1)    reclassifies our common stock (other than a change only in par value or a change as a result of a subdivision or combination of our common stock);

(2)    is party to a consolidation, merger or binding statutory share exchange; or

(3)    sells, transfers, leases, conveys or otherwise disposes of all or substantially all of Helix’s consolidated property or assets,

in each case pursuant to which our common stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, including any combination thereof (such an event, a “common stock change event,” and such cash, securities or property, the “reference property,” and the amount and kind of reference property that a holder of one share of our common stock would be entitled to receive on account of such common stock change event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “reference property unit”), then, notwithstanding anything to the contrary,

•
at the effective time of such common stock change event, (i) the consideration due upon conversion of any note, and the conditions to any such conversion, will be determined in the same manner as if each reference to any number of shares of our common stock in the provisions described under this “- Conversion Rights” caption (or in any related definitions) were instead a reference to the same number of reference property units; (ii) for purposes of the redemption provisions described below under the caption “- Optional Redemption,” each reference to any number of shares of our common stock in such provisions (or in any related definitions) will instead be deemed to be a reference to the same number of reference property units; and (iii) for purposes of the definition of “fundamental change,” “change of control,” “termination of trading” and “make-whole fundamental change,” the terms “common stock” and “common equity” will be deemed to mean the common equity (or American Depositary Shares representing common equity), if any, forming part of such reference property;

•
if such reference property unit consists entirely of cash, then Helix will be deemed to elect cash settlement in respect of all conversions whose conversion date occurs on or after the effective date of such common stock change event and will pay the cash due upon such conversions no later than the second business day after such conversion date; and

•
for these purposes, the volume-weighted average price or closing sale price of any reference property unit or portion thereof that does not consist of a class of securities will be the fair value of such reference property unit or portion thereof, as applicable, determined in good faith by Helix (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the common stock change event causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), then the composition of the reference property unit will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election (or, if no such holders make an affirmative election, the weighted average of the types and amounts of consideration actually received by the holders of our common stock). Helix will notify holders of the weighted average as soon as practicable after such determination is made. Helix will not become a party to any such common stock change event unless its terms are consistent with the foregoing.

A change in the conversion right such as this could substantially lessen or eliminate the value of the conversion right. For example, if a third party acquires Helix in a cash merger, each note would be convertible solely into cash and would no longer be potentially convertible into securities whose value could increase depending on Helix’s future financial performance, prospects and other factors. There is no precise, established definition of the phrase “all or substantially all of Helix’s consolidated property or assets” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of Helix’s consolidated property or assets.

Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change

If, prior to the maturity date, there occurs any event or transaction (a “make-whole fundamental change”) that constitutes a “fundamental change” as defined below under “- Holders May Require Helix to Repurchase their 2023 Notes Upon A Fundamental Change” and determined after giving effect to any exceptions to or exclusions from such definition (including, for the avoidance of doubt, after giving effect to the provision described in the proviso immediately after clause (3) of the definition of “change of control”), but excluding the “non-ownership change of control” exception, then, as described below under “- The Increase in the Conversion Rate,” Helix will increase the conversion rate applicable to 2023 Notes that are converted with a conversion date that occurs at any time from, and including, the effective date of the make-whole fundamental change to, and including, the 35th business day after the effective date of the make-whole fundamental change (or, if the make-whole fundamental change also constitutes a fundamental change, as described under “- Holders May Require Helix to Repurchase their 2023 Notes Upon A Fundamental Change,” to, and including, the fundamental change repurchase date for that fundamental change) (the “make-whole conversion period”).

Helix will send to the Trustee, the conversion agent and the holders notice of the effective date of any make-whole fundamental change in accordance with the procedures described above under the caption “- Conditions for Conversion - Conversion upon the Occurrence of Certain Corporate Transactions.”

The Increase in the Conversion Rate

In connection with the make-whole fundamental change, Helix will increase the conversion rate by reference to the table below, based on the date when the make-whole fundamental change becomes effective (the “effective date”), and the “applicable price” (as defined below). If the make-whole fundamental change is a transaction or series of related transactions described in clause (3) of the definition of “change of control” as defined below under “- Holders May Require Helix to Repurchase their 2023 Notes Upon A Fundamental Change,” and the consideration (excluding cash payments for fractional shares or pursuant to statutory dissenters’ or appraisal rights) for shares of our common stock in the make-whole fundamental change consists solely of cash, then the “applicable price” will be the cash amount paid per share of our common stock in the make-whole fundamental change. In all other cases, the “applicable price” will be the average of the closing sale prices of our common stock for the five consecutive trading days immediately preceding, but excluding, the relevant effective date. Helix’s board of directors (or a committee thereof) will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the “ex-dividend date” of the event occurs, at any time during those five consecutive trading days.

Upon surrender of 2023 Notes for conversion in connection with a make-whole fundamental change, Helix will, at its option, satisfy its conversion obligation by delivering or paying, as the case may be, shares of our common stock (together with cash in lieu of any fractional share), cash or a combination of cash and shares of our common stock (together with cash in lieu of any fractional share) as described under “- Settlement Elections.” However, if the consideration for our common stock in any make-whole fundamental change is comprised entirely of cash, then, for any conversion of 2023 Notes with a conversion date occurring on or after the effective date of such make- whole fundamental change, the conversion obligation will be calculated based solely on the applicable price for the transaction and will be deemed to be an amount, per $1,000 principal amount of converted 2023 Notes, equal to the applicable conversion rate (including any adjustment as described in this section), multiplied by such applicable price. In such event, the cash due upon conversion will be determined and paid to holders in cash on the second business day following such conversion date.

The following table sets forth the number of additional shares per $1,000 principal amount of 2023 Notes that will be added to the conversion rate applicable to the 2023 Notes that are converted during the make-whole conversion period. The increased conversion rate will be used to determine the consideration due upon conversion, as described under “- Settlement Upon Conversion” above. If an event occurs that requires an adjustment to the conversion rate, Helix will, on the date the conversion rate must be adjusted, adjust each applicable price set forth in the first column of the table below at the same time the conversion rate is so adjusted by multiplying the applicable price in effect immediately before the adjustment by a fraction:

•	whose numerator is the conversion rate in effect immediately before the adjustment; and

•	whose denominator is the adjusted conversion rate.

In addition, Helix will adjust the number of additional shares in the table below at the same time, in the same manner in which, and for the same events for which, Helix must adjust the conversion rate as described under “- Adjustments to the Conversion Rate.”

	Applicable Stock Price
Effective Date	$6.53	$7.50	$8.00	$8.50	$9.00	$9.47	$11.00	$12.31	$15.00	$20.00	$30.00	$45.00	$65.00
March 20, 2018	47.5260	36.7853	32.6263	29.1471	26.2144	23.8627	18.1573	14.8570	10.5573	6.5220	3.1573	1.1458	0.0000
September 15, 2018	47.5260	34.8307	30.5550	27.0082	24.0489	21.7001	16.1164	12.9862	9.0567	5.5490	2.7270	1.0249	0.0000
September 15, 2019	47.5260	32.9253	28.4338	24.7506	21.7144	19.3369	13.8409	10.8944	7.3933	4.4875	2.2467	0.8853	0.0000
September 15, 2020	47.5260	30.9160	26.0688	22.1471	18.9700	16.5290	11.1200	8.4208	5.4867	3.3060	1.6937	0.6971	0.0000
September 15, 2021	47.5260	28.7480	23.2650	18.9082	15.4667	12.9071	7.6627	5.3907	3.3100	2.0125	1.0610	0.4538	0.0000
September 15, 2022	47.5260	28.2351	19.9625	14.4329	10.2278	7.3527	2.8700	1.7002	0.9820	0.6260	0.3393	0.1500	0.0000
September 15, 2023	47.5260	27.7200	19.3867	12.0338	5.4978	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact applicable price and effective date may not be as set forth in the table above, in which case:

•
if the actual applicable price is between two applicable prices listed in the table above, or the actual effective date is between two effective dates listed in the table above, Helix will determine the number of additional shares by linear interpolation between the numbers of additional shares set forth for the higher and lower applicable prices, or for the earlier and later effective dates based on a 365- or 366-day year, as applicable;

•
if the actual applicable price is greater than $65.00 per share (subject to adjustment in the same manner as the “applicable prices” in the table above), Helix will not increase the conversion rate; and

•	if the actual applicable price is less than $6.53 per share (subject to adjustment in the same manner as the “applicable prices” in the table above), Helix will not increase the conversion rate.

However, Helix will not increase the conversion rate as described above to the extent the increase will cause the conversion rate to exceed 153.1393 shares of our common stock per $1,000 principal amount of 2023 Notes. Helix will adjust this maximum conversion rate in the same manner in which, and for the same events for which, Helix must adjust the conversion rate as described under “- Adjustments to the Conversion Rate.”

Helix’s obligation to increase the conversion rate as described above could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

Optional Redemption

Prior to March 15, 2021, the 2023 Notes will not be redeemable. Helix may, at its option, redeem (a “conversion price trigger redemption”) some or all of the 2023 Notes on a redemption date that occurs on or after March 15, 2021 if the closing sale price of our common stock has been at least 130% of the conversion price then in effect on (x) the trading day immediately preceding the date on which Helix provides a redemption notice and (y) for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which Helix provides such redemption notice. The redemption price for each $1,000 principal amount of 2023 Notes to be redeemed (the “conversion price trigger redemption price”) shall be payable in cash and shall be equal to the sum of (i) 100% of the principal amount of the 2023 Notes to be redeemed, plus (ii) accrued and unpaid interest, if any, to, but excluding, the redemption date, plus (iii) the make-whole premium (as defined below). Helix must make these make-whole premium payments on all 2023 Notes called for redemption prior to September 15, 2023, including 2023 Notes subject to redemption that are converted after the date Helix delivered the notice of redemption.

The “make-whole premium” means, in respect of any 2023 Notes called for a conversion price trigger redemption, the amount equal to the present value of the remaining scheduled payments of interest that would have been made on such 2023 Notes to be redeemed had such 2023 Notes remained outstanding from the relevant redemption date to, and including, September 15, 2023 (excluding interest accrued to, but excluding, such redemption date, which shall otherwise be payable pursuant to clause (ii) of the definition of conversion price trigger redemption price set forth above), with such present value of the remaining interest payments computed using a discount rate per annum equal to the reference discount rate (as defined below) plus 50 basis points.

The “reference discount rate” means, in respect of any make-whole premium, the yield to maturity of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the relevant redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to the maturity date; provided, however, that if the period from such redemption date to the maturity date is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used. Any such reference discount rate shall be obtained by Helix.

If the redemption date occurs after a 2023 Record Date and on or prior to the immediately succeeding interest payment date, (i) accrued and unpaid interest shall be paid on such interest payment date to the record holder on the relevant 2023 Record Date, (ii) the redemption price will not include any accrued and unpaid interest, and (iii) the make-whole premium shall equal the present value of all remaining scheduled payments of interest on such 2023 Notes, starting with the next interest payment date for which interest has not been provided for (but otherwise calculated as described in the definition of make-whole premium).

Helix will provide notice of redemption to each holder of 2023 Notes to be redeemed at least 45, but no more than 65, scheduled trading days before the related redemption date. If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those 2023 Notes or portions of 2023 Notes called for redemption (other than as described in clause (i) of the immediately preceding paragraph).

Once Helix has called the 2023 Notes for redemption, 2023 Notes or portions of 2023 Notes will be convertible by the holder until the close of business on the second business day prior to the redemption date, unless Helix fails to pay the redemption price.

If Helix decides to redeem fewer than all of the outstanding 2023 Notes, then, subject to applicable DTC rules, the Trustee will select the 2023 Notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the Trustee considers fair and appropriate. If the Trustee selects a portion of a holder’s 2023 Notes for partial redemption and the holder converts a portion of its 2023 Notes, the converted portion will be deemed to be from the portion selected for redemption.

Helix may not redeem any 2023 Notes if the principal amount of the 2023 Notes has been accelerated and such acceleration has not been rescinded on or before the redemption date (including as a result of the payment of the related redemption price and any related interest described above on the redemption date).

Holders May Require Helix to Repurchase their 2023 Notes Upon a Fundamental Change

If a “fundamental change,” as described below, occurs, each holder will have the right, at its option, subject to the terms and conditions of the 2023 Indenture, to require Helix to repurchase for cash all or any portion of the holder’s 2023 Notes in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the 2023 Notes to be repurchased, plus, except as described below, any accrued and unpaid interest, if any, to, but excluding, the “fundamental change repurchase date,” as described below. However, if the fundamental change repurchase date is after a 2023 Record Date for the payment of an installment of interest and on or before the related interest payment date, then the full amount of interest due on that interest payment date will be payable, on that interest payment date, to the holder of record at the close of business on the 2023 Record Date, and the fundamental change repurchase price will not include any accrued and unpaid interest.

Helix must repurchase the 2023 Notes on a date of Helix’s choosing (the “fundamental change repurchase date”). However, the fundamental change repurchase date shall be no later than 35 days, and no earlier than 20 days, after the date Helix sends the relevant notice of the fundamental change, as described below.

Within 20 business days after the occurrence of a fundamental change, Helix must send to all holders of 2023 Notes, and to beneficial owners as required by applicable law, a notice regarding the fundamental change. The notice must state, among other things:

•	the events causing the fundamental change;

•	the date of the fundamental change;

•	the fundamental change repurchase date;

•	the last date on which a holder may exercise its fundamental change repurchase right, which will be the second business day immediately preceding the fundamental change repurchase date;

•	the fundamental change repurchase price;

•	the names and addresses of the paying agent and the conversion agent;

•	the procedures that a holder must follow to exercise its fundamental change repurchase right;

•	the conversion rate and any adjustments to the conversion rate that will result from the fundamental change; and

•
that 2023 Notes with respect to which a holder has delivered a fundamental change repurchase notice may be converted, if otherwise convertible, only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the 2023 Indenture.

To exercise the fundamental change repurchase right with respect to any certificated 2023 Notes, a holder must deliver the 2023 Notes to be repurchased, duly endorsed for transfer, together with a written fundamental change repurchase notice to the paying agent no later than the close of business on the second business day immediately preceding the fundamental change repurchase date. This written notice must state:

•	the certificate numbers of the 2023 Notes that the holder will deliver for repurchase, if they are in certificated form;

•	the principal amount of the 2023 Notes to be repurchased, which must be an integral multiple of $1,000; and

•	that the 2023 Notes are to be repurchased by Helix pursuant to the fundamental change provisions of the 2023 Indenture.

A holder may withdraw any fundamental change repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the second business day immediately preceding the fundamental change repurchase date. The notice of withdrawal must state:

•	the name of the holder;

•	a statement that the holder is withdrawing its election to require Helix to repurchase its 2023 Notes;

•	the certificate numbers of the 2023 Notes being withdrawn, if they are in certificated form;

•	the principal amount of 2023 Notes being withdrawn, which must be an integral multiple of $1,000; and

•	the principal amount, if any, of the 2023 Notes that remain subject to the fundamental change repurchase notice, which must be an integral multiple of $1,000.

If the 2023 Notes are not in certificated form, the above notices must instead comply with appropriate DTC procedures no later than the close of business on the second business day immediately preceding the fundamental change repurchase date.

Helix will pay the fundamental change repurchase price no later than the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of the note, together with necessary endorsements.

If the paying agent holds on the fundamental change repurchase date money sufficient to pay the fundamental change repurchase price due on all 2023 Notes surrendered for repurchase in accordance with the terms of the 2023 Indenture, then, on and after the fundamental change repurchase date, such 2023 Notes will cease to be outstanding and (except as described in the last sentence of the first paragraph under this “- Holders May Require Helix to Repurchase their 2023 Notes Upon A Fundamental Change” section) interest on such 2023 Notes will cease to accrue, whether or not the book-entry transfer of the 2023 Notes is made or whether or not the holder delivers the 2023 Notes to the paying agent. Thereafter, all other rights of the relevant holders terminate, other than the right to receive the fundamental change repurchase price upon book-entry transfer or delivery of the note (and, if applicable, the right to receive interest).

A “fundamental change” will be deemed to occur upon the occurrence of a “change of control” or a “termination of trading.”

A “change of control” generally will be deemed to occur at such time as:

(1)    any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Helix, its wholly owned subsidiaries and its and their employee benefit plans, files a Schedule TO or any schedule, form or report with the SEC that discloses that such person or group has become the “beneficial owner” (as that term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total outstanding voting power of all classes of Helix’s common equity entitled to vote generally in the election of directors (“voting stock”);

(2)    (a) there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of Helix’s consolidated property or assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than one of Helix’s wholly owned subsidiaries; or (b) Helix consolidates with, or merge, or combine pursuant to a binding statutory share exchange, with or into, another person or any person consolidates with, or merges, or combines pursuant to a binding statutory share exchange, with or into, Helix, or any other transaction or series of transactions (other than changes resulting solely from a subdivision or combination of our outstanding common stock) occurs pursuant to which our common stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, including any combination thereof; provided, however, that (i) a transaction described in clause (b) in which the persons that “beneficially owned,” directly or indirectly, the shares of Helix’s voting stock immediately prior to such transaction “beneficially own,” directly or indirectly, immediately after such a consolidation, merger or binding statutory share exchange, shares of the surviving or continuing corporation’s voting stock representing at least a majority of the total outstanding voting power of all outstanding classes of voting stock of the surviving or continuing corporation (or its parent entity) in substantially the same proportion as such ownership immediately prior to such a consolidation, merger or binding statutory share exchange will not constitute a change of control pursuant to this clause (2) (such a consolidation, merger, combination or binding statutory share exchange described in this proviso, a “non-ownership change of control”); and (ii) a transaction described in clause (b)above that is effected solely to change the jurisdiction of Helix’s organization and that satisfies the proviso immediately following paragraph (3) below will not constitute a change of control pursuant to this clause (2); or

(3)    Helix is liquidated or dissolved or holders of Helix’s capital stock approve any plan or proposal for Helix’s liquidation or dissolution;

provided, however, that a transaction or event described in clauses (1) or (2) above will not constitute a change of control (and for the avoidance of doubt, Helix is not required to deliver the notice incidental thereto) if at least 90% of the consideration received or to be received by the holders of our common stock (excluding cash payments for fractional shares or pursuant to statutory dissenters’ or appraisal rights), in connection with such transaction or event, consists of common equity listed (or depositary receipts representing common equity, which depositary receipts are listed) on any of The New York Stock Exchange, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors), or that will be so listed when issued or exchanged in connection with such transaction or event, and such transaction or event constitutes a common stock change event whose reference property consists of such consideration.

For the purposes of this definition, any transaction or event described in both clause (1) and in clause (2)(i) or (2)(ii) above will be deemed to occur solely pursuant to clause (2) above.

There is no precise, established definition of the phrase “all or substantially all of Helix’s consolidated property or assets” under applicable law. Accordingly, there may be uncertainty as to whether a transfer, lease, conveyance or other disposition of less than all of Helix’s consolidated property or assets would permit a holder to exercise its right to have Helix repurchase its 2023 Notes in accordance with the fundamental change provisions described above.

A “termination of trading” is deemed to occur if shares of our common stock are not listed for trading on NYSE, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

Helix may not have the financial resources, and may not be able to arrange for financing, to pay the fundamental change repurchase price for all 2023 Notes holders have elected to have Helix repurchase. Furthermore, the terms of Helix’s existing or future indebtedness may limit Helix’s ability to pay the repurchase price to repurchase 2023 Notes. Helix’s failure to repurchase the 2023 Notes when required would result in an event of default with respect to the 2023 Notes. The exercise by holders of the 2023 Notes of their right to require Helix to repurchase their 2023 Notes upon a fundamental change could cause a default under Helix’s other outstanding indebtedness, even if the fundamental change itself does not.

Furthermore, holders may not be entitled to require Helix to repurchase their 2023 Notes in certain circumstances involving a significant change in the composition of Helix’s board of directors that does not occur in connection with a transaction that otherwise constitutes a fundamental change.

Helix may in the future enter into transactions, including recapitalizations, that would not constitute a fundamental change but that would increase Helix’s debt or otherwise adversely affect holders. The 2023 Indenture for the 2023 Notes does not restrict Helix’s or its subsidiaries’ ability to incur indebtedness, including senior or secured indebtedness. Helix’s incurrence of additional indebtedness could adversely affect its ability to service its indebtedness, including the 2023 Notes.

In addition, the fundamental change repurchase feature of the 2023 Notes would not necessarily afford holders of the 2023 Notes protection in the event of highly leveraged or other transactions involving Helix that may adversely affect holders of the 2023 Notes. Furthermore, the fundamental change repurchase feature of the 2023 Notes may in certain circumstances deter or discourage a third party from acquiring Helix, even if the acquisition may be beneficial to holders of the 2023 Notes.

In connection with any fundamental change offer, Helix will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws;

•	file a Schedule TO or any other required schedule under the Exchange Act or other applicable laws; and

•	otherwise comply with all applicable federal and state securities laws in connection with any offer by Helix to purchase the 2023 Notes.

Notwithstanding anything to the contrary herein, to the extent that compliance with this “- Holders May Require Helix to Repurchase their 2023 Notes Upon A Fundamental Change” would result in a violation of any federal or state securities laws or other applicable laws or regulations, Helix will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations by virtue of the conflict.

No 2023 Notes may be repurchased by Helix at the option of the holders upon a fundamental change if the principal amount of the 2023 Notes has been accelerated and such acceleration has not been rescinded on or before the fundamental change repurchase date (including as a result of the payment of the related fundamental change repurchase price and any related interest described above on the fundamental change repurchase date).

Consolidation, Merger and Sale of Assets

The 2023 Indenture prohibits Helix from consolidating with, or merging with or into, or selling, transferring, leasing, conveying or otherwise disposing of all or substantially all of its consolidated property or assets to, another person, whether in a single transaction or series of related transactions, unless, among other things:

•
Helix is the continuing corporation or such other person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and such other person assumes all of Helix’s obligations under the 2023 Notes and the 2023 Indenture; and

•	immediately after giving effect to such transaction, there is no event of default, and no event that, after notice or passage of time or both, would become an event of default.

When the successor assumes all of Helix’s obligations under an indenture, except in the case of a lease, Helix’s obligations under the 2023 Indenture will terminate.

Some of the transactions described above could constitute a fundamental change that permits holders to require Helix to repurchase their 2023 Notes, as described under “- Holders May Require Helix to Repurchase their 2023 Notes Upon A Fundamental Change.”

There is no precise, established definition of the phrase “all or substantially all of Helix’s consolidated property or assets” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of Helix’s consolidated property or assets.

Events of Default

The following constitute defaults under the 2023 Indenture, subject to any additional limitations and qualifications included in the 2023 Indenture:

(1)    following the exercise by the holder of the right to convert the 2023 Notes, Helix fails to comply with its obligation to deliver the consideration due upon conversion, and such failure continues for a period of five days or more;

(2)    Helix fails to provide notice of a fundamental change or make-whole fundamental change as required by the 2023 Indenture, in each case when due and such failure continues for a period of five days or more;

(3)    a default in the payment of principal of, or the redemption price or fundamental change repurchase price for, any note when due at maturity, upon redemption, upon repurchase or otherwise;

(4)    a default in the payment of any interest on the 2023 Notes when due and such failure continues for a period of 30 days past the applicable due date;

(5)    the failure by Helix to perform or observe any of its other covenants or warranties in the 2023 Indenture or in the 2023 Notes for 90 days after written notice to Helix from the Trustee or to Helix and the Trustee from the holders of at least 25% in principal amount of the outstanding 2023 Notes has been received by Helix;

(6)    a failure to pay when due at maturity or a default that results in the acceleration of any indebtedness for borrowed money of Helix or its subsidiaries (other than indebtedness that is non-recourse to Helix or any of its subsidiaries) in an aggregate amount of $25.0 million (or its foreign currency equivalent) or more, unless such failure is cured or such acceleration is rescinded, stayed or annulled within 30 days after written notice to Helix from the Trustee or to Helix and the Trustee from the holders of at least 25% in principal amount of the outstanding 2023 Notes has been received by Helix; and

(7)    certain events involving Helix’s or one of its significant subsidiary’s (as defined in Article 1, Rule 1-02 of Regulation S-X) bankruptcy, insolvency or reorganization.

The foregoing will constitute events of default whatever the reason for any such event of default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

If a default under the 2023 Indenture occurs and is continuing and is known to the Trustee, the Trustee must send to each holder of the 2023 Notes notice of the default within 90 days after it occurs. The Trustee may withhold notice to the holders of the 2023 Notes of a default (except defaults in the payment of the principal of or interest on the 2023 Notes) if the Trustee considers it to be in the interest of the holders of the 2023 Notes to withhold this notice.

If an event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization of Helix) occurs and continues, the Trustee or the holders of at least 25% in principal amount of the outstanding 2023 Notes may declare the principal and accrued and unpaid interest on the outstanding 2023 Notes to be immediately due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving Helix (and not solely involving one or more of Helix’s significant subsidiaries), the principal and accrued and unpaid interest on the 2023 Notes will automatically become immediately due and payable. Under certain circumstances, the holders of a majority in principal amount of the outstanding 2023 Notes may rescind such acceleration with respect to the 2023 Notes and, as is discussed below, waive these past defaults.

The holders of a majority in principal amount of outstanding 2023 Notes will have the right to direct the time, method and place of any proceedings for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee, subject to limitations specified in the 2023 Indenture. The Trustee, however, may refuse to follow any direction that conflicts with law or the 2023 Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of the 2023 Notes or that would involve the Trustee in personal liability. Prior to taking any action under the 2023 Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The holders of a majority in principal amount of outstanding 2023 Notes may, by notice to the Trustee, waive any past defaults under the 2023 Indenture, except a default due to the non-payment of principal or interest, if any, a failure to convert any 2023 Notes into our common stock when required pursuant to the terms of the 2023 Indenture, a default arising from Helix’s failure to redeem or repurchase any 2023 Notes when required pursuant to the terms of the 2023 Indenture or a default in respect of any covenant that cannot be amended without the consent of each holder affected.

No holder of the 2023 Notes may pursue any remedy under the 2023 Indenture, except in the case of a default due to the non-payment of principal or interest, on the 2023 Notes, unless:

•	the holder has given the Trustee written notice of a default;

•	the holders of at least 25% in principal amount of outstanding 2023 Notes make a written request to the Trustee to pursue the remedy;

•	the Trustee does not receive an inconsistent direction from the holders of a majority in principal amount of outstanding 2023 Notes;

•	the holder or holders have offered reasonable security or indemnity to the Trustee against any costs, liability or expense of the Trustee; and

•	the Trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

The 2023 Indenture requires Helix (i) every year to deliver to the Trustee a statement as to performance of Helix’s obligations under the 2023 Indenture and as to any default and (ii) to deliver to the Trustee prompt notice of any default.

A default in the payment of the 2023 Notes, or a default with respect to the 2023 Notes that causes them to be accelerated, may give rise to a cross-default under Helix’s existing borrowing arrangements.

Notwithstanding anything to the contrary described above, Helix may elect that the sole remedy for any event of default (a “reporting event of default”) pursuant to clause (5) above arising from Helix’s failure to comply with its obligations described below under the caption “- Exchange Act Reports” will, for each of the first 180 calendar days on which a reporting event of default has occurred and is continuing, consist exclusively of the accrual of special interest on the 2023 Notes. If Helix has made such an election, then (i) the 2023 Notes will be subject to acceleration as described above on account of the relevant reporting event of default from, and including, the 181st calendar day on which a reporting event of default has occurred and is continuing or if Helix fails to pay any accrued and unpaid special interest when due; and (ii) special interest will cease to accrue on any 2023 Notes from, and including, such 181st calendar day.

Any special interest that accrues on a note will be payable on the same dates and in the same manner as the stated interest on such note and will accrue at a rate per annum equal to 0.25% of the principal amount thereof. For the avoidance of doubt, any special interest that accrues on a note will be in addition to the stated interest that accrues on such note. Each reference in this “Description of the 2023 Notes” to interest on any note includes special interest, if any, that has accrued on such note, unless the context requires otherwise.

To make the election to pay special interest as described above, Helix must provide notice of such election to noteholders before the date on which each reporting event of default first occurs. The notice will also, among other things, briefly describe the periods during which and rate at which special interest will accrue and the circumstances under which the 2023 Notes will be subject to acceleration on account of such reporting event of default.

Exchange Act Reports

Helix will send to the Trustee copies of all reports that Helix is required to file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act within 15 calendar days after the date that Helix is required to so file or furnish the same (after giving effect to all applicable grace periods under the Exchange Act). However, Helix does not need to send to the Trustee any material for which Helix has received, or are seeking in good faith and have not been denied, confidential treatment by the SEC. Any report that Helix files with or furnishes to the SEC through the EDGAR system (or any successor thereto) will be deemed to be sent to the Trustee at the time such report is so filed or furnished via the EDGAR system (or such successor).

Amendment and Modification

The consent of the holders of a majority in principal amount of the outstanding 2023 Notes is required to modify or amend the 2023 Indenture. However, a modification or amendment requires the consent of the holder of each outstanding note affected by such modification or amendment if it would:

•	reduce the principal amount of or change the stated maturity of any note;

•	reduce the rate or extend the time for payment of interest on any note;

•
reduce any amount payable upon redemption or repurchase of any note (including upon the occurrence of a fundamental change) or change the time at which or circumstances under which the 2023 Notes may or shall be redeemed or repurchased;

•	impair the right of a holder to receive payment on any note (including any consideration due upon conversion) or to bring suit for the enforcement of any such payment;

•	change the currency in which any note is payable;

•	impair the right of a holder to convert any note or reduce the number of common shares or any other property receivable upon conversion;

•	reduce the quorum or voting requirements under the 2023 Indenture;

•	change Helix’s obligation to maintain an office or agency in the places and for the purposes specified in the 2023 Indenture;

•
change the contractual priority in right of payment of the 2023 Notes as obligations of Helix’s that are (i) senior in right of payment to Helix’s existing and future indebtedness that is expressly subordinated by contract to the 2023 Notes and (ii) equal in right of payment with Helix’s existing and future indebtedness that is not so expressly subordinated (it being understood, for the avoidance of doubt, that (x) the 2023 Notes will not be deemed to be subordinated in right of payment to any other indebtedness solely because the 2023 Notes are unsecured and such other indebtedness is secured; and (y) the 2023 Notes will not be deemed to be subordinated in right of payment to any indebtedness of Helix’s subsidiaries that do not guarantee the 2023 Notes);

•	subject to specified exceptions, amend or modify certain of the provisions of the 2023 Indenture relating to amendment or modification or waiver of provisions of the 2023 Indenture; or

•	reduce the percentage of 2023 Notes required for consent to any amendment or modification of the 2023 Indenture.

However, notwithstanding anything to the contrary described above, Helix and the Trustee may modify certain provisions of the 2023 Indenture or the 2023 Notes without the consent of the holders of the 2023 Notes, including to:

•	add guarantees with respect to the 2023 Notes or secure the 2023 Notes;

•	provide for the release of any guarantees added pursuant to the preceding bullet;

•	evidence the assumption of Helix’s obligations by a successor person pursuant to the provisions described under the caption “- Consolidation, Merger and Sale of Assets” above;

•
enter into supplemental indentures pursuant to, and in accordance with, the provisions described above under the caption “- Conversion Rights - Change in the Conversion Right Upon Certain Reclassifications, Business Combinations and Asset Sales” in connection with a common stock change event, including to provide that the 2023 Notes are convertible into reference property and make any other change required by or resulting from, but subject to, the provisions described under such caption;

•	surrender any of Helix’s rights or powers under the 2023 Indenture;

•	add covenants or events of default for the benefit of the holders of 2023 Notes;

•	cure any ambiguity or correct any mistake, defect or inconsistency in the 2023 Indenture or the 2023 Notes;

•	modify or amend the 2023 Indenture to permit the qualification of the 2023 Indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

•	comply with the rules of any applicable securities depositary for the 2023 Notes, including DTC;

•	establish the forms or terms of the 2023 Notes;

•	evidence the acceptance of appointment by a successor trustee;

•
irrevocably elect or eliminate any settlement method or specified cash amount; provided, however, that no such election or elimination will affect any settlement method theretofore elected (or deemed to be elected) with respect to any note pursuant to the provisions described above under the caption “- Conversion Rights - Settlement Elections”;

•
    provide for uncertificated 2023 Notes in addition to or in place of certificated 2023 Notes; provided, however, that the uncertificated 2023 Notes are issued in registered form for U.S. Federal income tax purposes;

•	provide for or confirm the issuance of additional 2023 Notes pursuant to the 2023 Indenture;

•
conform, as necessary, the 2023 Indenture and the form or terms of the 2023 Notes, to the “Description of Notes” as set forth in the prospectus supplement and the pricing term sheet related to the 2023 Notes; and

•
make other changes to the 2023 Indenture or forms or terms of the 2023 Notes, provided no such change individually or in the aggregate with all other such changes has or will have a material adverse effect on the interests of the holders of the 2023 Notes.

The holders of a majority in aggregate principal amount of the outstanding 2023 Notes may, on behalf of all the holders of all 2023 Notes, waive all compliance by Helix with provisions in the 2023 Indenture, as detailed in the 2023 Indenture (other than the provisions of the 2023 Indenture whose modification or amendment otherwise requires the consent of the holder of each outstanding note affected by such modification or amendment as described above); or waive any past default or event of default under the 2023 Indenture and its consequences, except a default or event of default in the payment of any amount due, or in the obligation to deliver consideration upon conversion or with respect to any note or in respect of any provision which under the 2023 Indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Satisfaction and Discharge

Helix may satisfy and discharge its obligations under the 2023 Indenture by delivering to the Trustee for cancellation all outstanding 2023 Notes or by depositing with the Trustee or delivering to the holders, as applicable, after all then-outstanding 2023 Notes have become due and payable, whether at the stated maturity, or any redemption date or fundamental change repurchase date, or upon conversion or otherwise, cash (or, if applicable with respect to any conversion shares of our common stock or other reference property) sufficient to pay all of the outstanding 2023 Notes and paying all other sums payable under the 2023 Indenture by Helix. Such discharge is subject to terms contained in the 2023 Indenture.

Calculations in Respect of 2023 Notes

Helix will be responsible for making all calculations called for under the 2023 Notes. These calculations include, but are not limited to, determinations of the market prices of our common stock, the amount of accrued interest payable on the 2023 Notes, the closing sale prices, the volume-weighted average prices, the conversion price of the 2023 Notes, any conversion values, daily settlement amounts and the conversion rates of the 2023 Notes, including adjustments to any of the foregoing required by the 2023 Indenture. Helix will make all these calculations in good faith, and, absent manifest error, its calculations will be final and binding on holders of 2023 Notes. Helix will provide a schedule of its calculations to each of the Trustee and the conversion agent, and each of the Trustee and the conversion agent is entitled to rely upon the accuracy of Helix’s calculations without independent verification. The Trustee will forward Helix’s calculations to any holder of 2023 Notes upon the request of that holder.

No Personal Liability of Directors, Officers, Employees or Shareholders

None of Helix’s past, present or future directors, officers, employees or shareholders, as such, will have any liability for any of Helix’s obligations under the 2023 Notes or the 2023 Indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a note, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the 2023 Notes. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Unclaimed Money

If money deposited with the Trustee or paying agent for the payment of principal of, or accrued and unpaid interest on, the 2023 Notes remains unclaimed for two years, the Trustee and paying agent will pay the money back to Helix upon Helix’s written request. However, the Trustee and paying agent have the right to withhold paying the money back to Helix until they publish (in no event later than five days after Helix requests repayment) in a newspaper of general circulation in the City of New York, or send to each holder, a notice stating that the money will be paid back to Helix if unclaimed after a date no less than 30 days from the publication or sending, in each case at Helix’s cost. After the Trustee or paying agent pays the money back to Helix, holders of 2023 Notes entitled to the money must look to Helix for payment as general creditors, subject to applicable law, and all liability of the Trustee and the paying agent with respect to the money will cease.

Replacement of 2023 Notes

Helix will replace mutilated, lost, destroyed or stolen 2023 Notes at the holder’s expense upon delivery to the Trustee of the mutilated 2023 Notes or evidence of the loss, destruction or theft of the 2023 Notes satisfactory to the Trustee and Helix. In the case of a lost, destroyed or stolen note, Helix or the Trustee may require, at the expense of the holder, indemnity (including in the form of a bond) satisfactory to Helix and the Trustee.

Trustee, Conversion Agent and Paying Agent

Helix appointed The Bank of New York Mellon Trust Company, N.A., as the trustee under the 2023 Indenture, and as paying agent, conversion agent, note registrar and custodian for the 2023 Notes. The trustee or its affiliates may also provide banking and other services to Helix in the ordinary course of their business.

Book-Entry Delivery and Form

General

The 2023 Notes were issued in registered, global form in denominations of integral multiples of $1,000 principal amount.

The 2023 Notes were initially represented by one or more permanent global certificates in definitive, fully registered form without interest coupons (the “global securities”).

The global securities were deposited upon issuance with the Trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee for credit to an account of a direct or indirect participant in DTC (including Euroclear or Clearstream).

Except as set forth below, the global securities may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global securities may not be exchanged for 2023 Notes in certificated form except in the limited circumstances described below under “- Exchange of Book-Entry Securities for Certificated Securities.”

Transfers of beneficial interests in the global securities will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Exchange of Book-Entry Securities for Certificated Securities

The global securities are exchangeable for certificated securities in definitive, fully registered form without interest coupons only if:

•
DTC notifies Helix that it is unwilling or unable to continue as depositary for that global security or ceases to be a clearing agency registered under the Exchange Act and, in either case, Helix does not appoint a successor depositary within 90 days of such notice or cessation; or

•	an event of default has occurred and is continuing, at the request of a beneficial owner of the 2023 Notes.

Governing Law

The 2023 Indenture and the 2023 Notes are governed by and construed in accordance with the laws of the State of New York.